UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.        )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
HURON CONSULTING GROUP INC.
(Name of Registrant as Specified In its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

550 West Van Buren Street
Chicago, IL 60607
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 15, 2023
The Annual Meeting of Stockholders of Huron Consulting Group Inc. (the “Company,” "Huron," "we" or "us") will be held on May 15, 2023, at 2:00 p.m. Central Time in a virtual meeting format via live audio webcast at www.virtualshareholdermeeting.com/HURN2023, (the "Annual Meeting") for the following purposes:

1	To elect to the board of directors the four persons nominated by the board of directors to serve as Class I Directors;

2	To approve an amendment to the Company's Third Amended and Restated Certificate of Incorporation;

3	To approve an amendment to the Company’s Amended and Restated 2012 Omnibus Incentive Plan;

4	An advisory vote to approve the Company’s Executive Compensation;

5	An advisory vote on the Frequency of the Advisory Stockholder Vote to Approve the Company's Executive Compensation;

6	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023; and

7	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 16, 2023 will be entitled to notice of and to vote at the Annual Meeting.
Your vote is very important, regardless of the number of shares you hold. Whether or not you plan to attend the Annual Meeting, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials or proxy card, over the Internet, as promptly as possible. If you received only a Notice of Internet Availability of Proxy Materials in the mail or by electronic mail, you may also request a paper proxy card to submit your vote by mail, if you prefer. However, we encourage you to vote over the Internet because it is convenient and will save printing costs and postage fees, as well as natural resources.
We intend to hold our Annual Meeting via live audio webcast. You will not be able to attend in person. If we do decide to hold our Annual Meeting in person, then we will announce our decision and post additional information on our Investor Relations website at https://ir.huronconsultinggroup.com. Please check this website in advance of the Annual Meeting date.
Stockholders who wish to attend the Annual Meeting via live audio webcast may do so via the website reflected on their proxy card. We have worked to offer the same participation opportunities as were provided at the in-person portion of our past meetings while further enhancing the online experience available to all stockholders regardless of their location. During the Annual Meeting, stockholders will have the opportunity to ask questions of management or directors via live chat and to vote or change their previous vote. You may also address any questions in advance of the Annual Meeting to Corporate Secretary, Huron Consulting Group Inc., 550 West Van Buren Street, 17th Floor, Chicago, Illinois 60607, or corporatesecretary@hcg.com.

By Order of the Board of Directors

Ernest W. Torain, Jr.
Chicago, Illinois April 5, 2023	Executive Vice President, General Counsel and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be
Held on May 15, 2023

The Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com

Letter from the Independent Directors of the Board

Dear Fellow Stockholders:

We are writing to you as the independent members of the Huron board of directors. As fellow stockholders, we are focused on the successful execution of the Company's long-term strategy and sustaining the alignment between Huron's management compensation programs and the long-term interests of Huron's stockholders.
The board recognizes that the development of management succession plans and the oversight of the execution of those plans once enacted is one of its primary responsibilities and critical to the continued execution of our long-term strategy. Effective January 1, 2023, C. Mark Hussey, Huron’s president and former chief operating officer, was appointed chief executive officer and elected as a director on the board, following James H. Roth’s retirement from the CEO role after a distinguished 20-year career with Huron, including having served 13 years as chief executive officer. Mr. Roth was appointed vice chairman of Huron’s board of directors, effective January 1, 2023, and continues to serve clients across industries and enhance Huron’s market presence in a non-executive capacity. This transition represents the successful culmination of a multi-year succession planning process designed to select the most effective leader to serve as Huron’s next CEO.
Effective July 1, 2022, J. Ronald Dail succeeded Mr. Hussey as chief operating officer, assuming responsibility for the Company’s operations, human resources and marketing organizations. He is also responsible for ensuring operational excellence across the Company while supporting Huron’s strategy of achieving consistent revenue growth and improved profitability. Mr. Dail brings over 30 years of management consulting experience to the role. Prior to his appointment, Mr. Dail led Huron’s healthcare performance improvement business unit, and through his leadership, the healthcare performance improvement business unit has delivered meaningful and sustainable results to clients throughout the country.
Our board is confident that Mr. Hussey, Mr. Dail, and the rest of the leadership team will continue to deliver on Huron’s strategy and achieve its financial objectives of sustained, consistent revenue growth, increased profitability and sustained improvement in enterprise value.
Additionally, in response to the board's continuous assessment of its composition to ensure it has the best mix of knowledge, skills, diversity, industry expertise and business acumen to support the Company's growth strategy, the board elected Peter K. Markell and Joy T. Brown as directors of the Company in 2022. Mr. Markell’s current position as a senior executive at a leading not-for-profit health system, recent experience as a senior executive of one of the world’s premier academic medical centers and the chair and board member of a highly regarded research university, as well as his prior experience as a partner at a global professional services firm, make him uniquely qualified to contribute to the Huron board. Ms. Brown’s deep experience as a technology executive helping organizations across industries embrace data and change using innovative technology and advanced analytics make her uniquely qualified to contribute to the Huron board as the Company continues to advance its Digital capabilities.
Each year we conduct a program of stockholder outreach. During the past year, certain stockholders expressed concern regarding our classified board structure. This issue has also been raised occasionally in past stockholder consultations. The board believes that there are benefits to the classified board structure for Huron and for professional services firms generally. However, the board also recognizes that it has a responsibility to be responsive to stockholder views, especially regarding governance and stockholder empowerment. After discussion and deliberation, the board is proposing an amendment to the Company's Third Amended and Restated Certificate of Incorporation which will declassify the board over a three-year period. Further discussion of this amendment can be found in Proposal 2 of this Proxy Statement, and the board recommends that you vote "FOR" this proposal.
As a professional services firm, we believe that our people are one of our greatest strategic advantages and we continue to ensure sustainable alignment between Huron's management compensation programs and the long-term interests of our stockholders. The NEO pay programs for 2022 retained what is fundamentally an objective and substantially performance-based structure. Approximately 90% of our NEOs' annual incentive opportunity for 2022 was tied to predefined full-year financial and strategic metrics. Additionally, we continued to incorporate ESG goals when assessing the performance of our NEOs.
At the 2022 Annual Meeting, 92% of votes cast were in support of the named executive officer compensation. We view this strong support of our compensation programs as a reflection of the deep alignment between our executives' pay and stockholder value, as well as the Compensation Committee and board's stewardship of our people and compensation strategies. Our Say on Pay Proposal is found in Proposal 4 of this Proxy Statement, and the board recommends that you vote "FOR" this proposal. We also invite you to consider additional information on our compensation philosophy and decisions in the section titled “Executive Compensation” of this Proxy Statement.
The criticality of our people for the execution of our long-term strategy extends beyond our NEOs to our entire workforce. In particular, we recognize that our managing directors are key to growing our business, generating improvement in profitability, enhancing our market reputation, and developing our people. As such, they are critical to the overall success of Huron and increasing stockholder value. We believe that our ability to offer long-term equity incentives to our managing directors aligns their compensation with the long-term interest of the Company and our stockholders. In 2022, approximately 85% of total equity granted was awarded to our managing directors, including our industry and capability leaders. To continue to attract and retain highly qualified employees and align those employees' interests with the Company and stockholders, we are requesting your approval to amend our equity incentive plan to increase the number of shares of common stock available as equity compensation. Further discussion of this amendment can be found in Proposal 3 of this Proxy Statement, and the board recommends that you vote "FOR" this proposal.
Respectfully,

H. Eugene Lockhart	Hugh E. Sawyer	John McCartney

Ekta Singh-Bushell	Debra L. Zumwalt	Peter K. Markell

Joy T. Brown

PROPOSAL 5 - AN ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY STOCKHOLDER VOTE TO APPROVE THE COMPANY'S EXECUTIVE COMPENSATION	67
PROPOSAL 6 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	68
Audit and Non-Audit Fees	68
Policy on Audit Committee Preapproval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm	69
Report of the Audit Committee	69
SUBMISSION OF STOCKHOLDER PROPOSALS	70
OTHER MATTERS	70

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 15, 2023
We are taking advantage of the Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to their stockholders over the Internet. On or about April 5, 2023, we mailed to stockholders of record on the record date a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our Annual Report to Stockholders online. If you received a Notice by mail, you will not automatically receive a printed copy of our proxy materials in the mail. You may request a paper copy of our proxy materials by mail or an electronic copy by e-mail by following the instructions listed on the Notice. The Notice also contains instructions for voting over the Internet.

GENERAL INFORMATION ABOUT THE MEETING
QUORUM AND VOTING REQUIREMENTS
The Company has one class of common stock. Each share of common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors. Only stockholders of record at the close of business on March 16, 2023 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the Record Date, there were 19,203,562 shares of common stock issued and outstanding.
The proxy is solicited from the holders of record of the common stock on behalf of the board of directors of the Company and is revocable at any time by giving written notice of revocation to the Secretary of the Company prior to the Annual Meeting or by executing and delivering a later-dated proxy by mail prior to the Annual Meeting. Furthermore, the stockholders of record who are present at the Annual Meeting may revoke their proxies and vote at the Annual Meeting.
If your shares are held in a bank or brokerage account, you will receive proxy materials from your bank or broker, which will include a voting instruction form. If you would like to revoke voting instructions given to your bank or broker, you must follow its instructions. If you would like to attend the Annual Meeting and vote these shares at the Annual Meeting, you must obtain a proxy from your bank or broker. You must request the proxy from your bank or broker; it will not automatically supply one to you.
All shares of the Company’s common stock represented by properly executed and unrevoked proxies will be voted by the proxies in accordance with the directions given therein. Where no instructions are indicated, properly executed proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting.
A quorum, consisting of at least one-third of shares of common stock issued and outstanding, must be present at the Annual Meeting for any business to be conducted. Shares of common stock entitled to vote and represented by properly executed, returned and unrevoked proxies, including shares with respect to which votes are withheld, abstentions are cast or there are broker non-votes on some proposals but not others, will be considered present at the Annual Meeting for purposes of determining a quorum.

PROPOSAL 1
ELECTION OF DIRECTORS
BOARD OF DIRECTORS
The Company’s third amended and restated certificate of incorporation divides the Company’s board of directors into three classes, with each class being elected to a three-year term.
The board of directors has nominated James H. Roth, C. Mark Hussey, H. Eugene Lockhart and Joy T. Brown as Class I Directors to be voted upon at the 2023 Annual Meeting. Hugh E. Sawyer and Debra Zumwalt are Class II Directors serving terms ending at the 2024 Annual Meeting. Peter K. Markell, John McCartney, and Ekta Singh-Bushell are Class III Directors serving terms ending at the 2025 Annual Meeting.
This Proxy Statement relates only to the solicitation of proxies from the stockholders with respect to the election of the four nominees as Class I Directors and the other matters described herein. The board of directors knows of no reason that Mr. Roth, Mr. Hussey, Mr. Lockhart or Ms. Brown might be unavailable to serve as Class I Directors, and each has expressed an intention to serve, if elected. If Mr. Roth, Mr. Hussey, Mr. Lockhart or Ms. Brown is unable to serve, the shares represented by all valid proxies will be voted “FOR” the election of such substitute nominee as the board of directors may recommend. There are no arrangements or understandings between any of the persons nominated to be a Class I Director and any other person pursuant to which any of such nominees were selected. Effective at the conclusion of the 2023 Annual Meeting, if elected by the stockholders at the 2023 Annual Meeting as a Class I director, and in order to equally apportion each class of directors with three members, Mr. Hussey will be reclassified as a Class II director to stand for election at the 2024 Annual Meeting of Stockholders.
The election of a director requires the affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the Annual Meeting that are voted, provided that a quorum is represented at the Annual Meeting. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the Annual Meeting. Therefore, abstentions and “broker non-votes” will have no impact on the election of directors. Properly executed proxies submitted pursuant to this solicitation will be voted “FOR” the election of Mr. Roth, Mr. Hussey, Mr. Lockhart and Ms. Brown as Class I Directors, unless specified otherwise.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MR. ROTH, MR. HUSSEY, MR. LOCKHART AND MS. BROWN AS CLASS I DIRECTORS.

ABOUT THE BOARD

Name	Principal Occupation		Independent	A	C	N&CG	Tech
James H. Roth Age 65, Director since 2009	Vice Chairman, Client Relations, Huron Consulting Group Inc.[1]	Class I 2023
C. Mark Hussey Age 62, Director since 2023	Chief Executive Officer and President, Huron Consulting Group Inc. and Huron Consulting Services, our principal operating subsidiary	Class I 2023
H. Eugene Lockhart Age 73, Director since 2006	Chairman and Managing Partner, MissionOG LLC	Class I 2023	•	•c	•		•
Joy T. Brown Age 44, Director since 2022	Retired Chief Data Officer, Verizon Media	Class I 2023	•	•			•
Not Standing for Election
Hugh E. Sawyer Age 68, Director since 2018	Retired Chairman, President and Chief Executive Officer, Regis Corporation	Class II 2024	•	•	•	•
Debra Zumwalt Age 67, Director since 2014	Vice President and General Counsel, Stanford University	Class II 2024	•		•c	•	•
John McCartney Age 70, Director since 2004	Non-executive Chairman, Huron Consulting Group Inc.	Class III 2025	•			•
Ekta Singh-Bushell Age 51, Director since 2019	Strategic adviser to DecisionGPS, LLC	Class III 2025	•		•	•c	•c
Peter K. Markell Age 67, Director since 2022	Executive Vice President and CFO, Lifespan Health System	Class III 2025	•	•			•
A – Audit Committee                c – Chairperson
C – Compensation Committee
N&CG – Nominating and Corporate Governance Committee
Tech – Technology and Information Security Committee

1 James H. Roth was appointed Vice Chairman, Client Relations, of the Board effective January 1, 2023 at which time C. Mark Hussey was appointed Director and Chief Executive Officer.

The below table summarizes the core competencies and relevant capabilities that our directors bring to the board. More detailed information on each of the director’s experience, qualifications, attributes and skills is more thoroughly described in the biographies following this table. Huron is currently in the process of determining the appropriate standard for ESG expertise and it is our intention to include this line item in our proxy statement next year.
Skills Matrix
Board of Directors Snapshot (1)

(1) Data as of March 16, 2023 and includes Mr. Roth and Mr. Hussey.

The below table reflects the board diversity matrix in accordance with Nasdaq Listing Rule 5605(f)(4):

Board Diversity Matrix (As of Record Date) - 9 Total Directors
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	3	6	0	0
Part II: Demographic Background
African American or Black	1	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	1	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	6	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Presented below is information regarding the directors of the Company.
NOMINEES TO BOARD OF DIRECTORS

James H. Roth Director since November 2009 Vice Chairman, Client Services (January 2023)
Professional Experience
As a founding member of Huron, Mr. Roth guided and grew Huron’s Higher Education consulting practice to one of our largest organically grown practices within the Company and to a position of preeminence in the industry. He has more than 35 years of consulting experience working with many premier research universities and academic medical centers. Mr. Roth served as CEO of Huron from July 2009 to December 2022, and as President from March 2011 to February 2019. Under his leadership, Huron has been named one of Forbes’ Best Management Consulting Firms, one of Forbes’ America’s Best Employers and as one of the Best Firms to Work For by Consulting Magazine. He also served as vice president, Health and Education Consulting for the Company from January 2007 until July 2009. Since Huron’s inception in 2002 until he became CEO, Mr. Roth was a managing director and practice leader of the Company’s Higher Education consulting practice.
Board Service
Mr. Roth has served on the boards of Shorelight Holdings LLC, a U.S.-based company focused on partnering with leading nonprofit universities to increase access and retention of international students and boost institutional growth since 2014 and Lurie Children's Pediatric Anesthesia Associates, a Chicago-based medical group practice, since 2019. During the last five years, Mr. Roth previously served on the board of Keypath Education Holdings, LLC, a leading provider of comprehensive marketing and enrollment management services to colleges and universities and of Aviv REIT, a self-administered real estate investment trust specializing in skilled nursing facilities.
Education
Mr. Roth received a B.A. in Political Science and Economics from Vanderbilt University and an M.B.A. from Southern Methodist University.
Individual Contributions
Through his distinguished career as both an officer and consultant at Huron, Mr. Roth brings to the board his hands-on perspective of the strategy and operations of institutions of higher education and academic medical centers, including their research facilities. Twice named by Consulting magazine as one of the Top 25 Most Influential Consultants, Mr. Roth contributes to the board a unique understanding of the Huron organization, the consulting business, and the businesses of our clients.

C. Mark Hussey Director since January 2023 Chief Executive Officer, since January 2023, and President of Huron Consulting Group Inc. and Huron Consulting Services LLC since February 2019
Professional Experience
Mr. Hussey was appointed chief executive officer on January 1, 2023. He was appointed president of Huron in February 2019. He previously served as chief operating officer of Huron from February 2014 until July 2022; as executive vice president from July 2011 until February 2019; as chief financial officer from July 2011 until January 2017; and as Huron’s treasurer from July 2011 until February 2016. Prior to joining Huron, from 2002 to 2011, Mr. Hussey served as chief financial officer at Crosscom National, LLC, a privately held professional IT services organization deploying and servicing in-store technology solutions for large, national retailers. In that role, he was responsible for all finance and administrative functions for the company. Prior to that, from 2000 until 2002, he served as executive vice president and chief financial officer, North America, at Information Resources, Inc. During his career, Mr. Hussey has held senior finance, accounting and investor relations positions at entities such as EZLinks Golf, Inc., Dominick’s Finer Foods, Inc., and the Quaker Oats Company.
Board Service
Mr. Hussey does not have a history of board service for other publicly-traded companies.
Education
Mr. Hussey received a B.S. in Accountancy from the University of Illinois, Urbana-Champaign and an M.B.A. in Finance from the University of Chicago Graduate School of Business. He holds professional designations as a Chartered Financial Analyst, Certified Management Accountant, and Certified Public Accountant.
Individual Contributions
Through his distinguished career at Huron, Mr. Hussey brings to the board his hands-on perspective of the Company's strategy and operation. Mr. Hussey contributes to the board a unique understanding of the Huron organization, the consulting business, and the businesses of our clients.

H. Eugene Lockhart Director since December 2006 Audit Committee (Chair) Compensation Committee (Member) Technology and Information Security Committee (Member)
Professional Experience
Since October 2014, Mr. Lockhart has been the founder, chairman and managing partner of MissionOG LLC, a venture capital firm with significant operational and investment experience across the financial services and payments industries. Since July 2020, Mr. Lockhart has served as a senior advisor to Blackstone across the firm's business, with a focus on Blackstone Growth and Blackstone Tactical Opportunities. He also served as special adviser at General Atlantic LLC, a leading global growth investment firm, from 2012 to 2019. From 2002 until 2012, Mr. Lockhart was a venture partner at Oak Investment Partners, a venture capital firm. Through these investment firms, Mr. Lockhart has been actively involved in overseeing the management of high growth companies, including NetSpend, Argus Information, Metro Bank PLC, CLIP, DemystData, Factor Trust, Avant, BillDesk, and others. Prior leadership positions include president of Global Retail Bank at Bank of America, president and chief executive officer of MasterCard International, and chief executive officer of Midland Bank plc.
Board Service
Mr. Lockhart serves on the board of Community Choice Financial, a neighborhood-based financial services company since December 2018. During the last five years, Mr. Lockhart previously served on the boards of Alkami Technology, Inc., a digital banking systems provider, from May 2021 to December 2022, and Metro Bank PLC, a publicly-traded retail bank operating in the U.K. from March 2010 to April 2020. Additionally, Mr. Lockhart has previously served on numerous philanthropic boards, including as chair of the Thomas Jefferson Foundation (Monticello) and as the chairman of the Darden School Foundation at the University of Virginia.
Education
Mr. Lockhart received a B.S. in Mechanical Engineering from the University of Virginia and an M.B.A. from The Darden Graduate School of Business at the University of Virginia. In addition, Mr. Lockhart is a Certified Public Accountant, licensed in the Commonwealth of Virginia.
Individual Contributions
Mr. Lockhart brings to Huron’s board his considerable experience overseeing and growing companies in which he represents venture capital investors, his experience as chief executive officer of leading corporations, and his service on the boards of companies and foundations in such fields as healthcare, education, pharmaceuticals, and financial services. In addition, as a former executive and chairman of some of the most visible companies in the world, Mr. Lockhart contributes a broad array of contacts to Huron.

Joy T. Brown Director since September 2022 Audit Committee (Member) Technology and Information Security Committee (Member)
Professional Experience
Joy T. Brown was elected to Huron’s board of directors on September 13, 2022. Ms. Brown served as chief data officer for Verizon's Media business line from September 2020 to February 2022. Previously she led Capital One’s credit card Global Data, Analytics and Machine Learning function helping the company make better credit decisions, optimize operations, and increase customer engagement. Earlier in her career, she spent time at UnitedHealth Group, Vanguard, and had formative experiences at General Electric in the financial services businesses and corporate operations.
Board Service
Ms. Brown currently serves on the board of directors and audit committee of Tractor Supply Company, a publicly-traded company. She has also served on the board of Peter Paul Development Center, leading the Strategy Committee. She also serves on The Greycroft Technical Council.
Education
Ms. Brown received her Bachelor of Science in Information Systems and Data Engineering from Virginia Commonwealth University and Master of Business Administration from Saint Joseph’s University in Philadelphia. She also received her Director Certificate from Harvard Business School for her studies in New Era of Governance.
Individual Contributions
Ms. Brown is a technology executive with a successful track record guiding Fortune 100 global organizations through innovative digital transformation in a world where data and artificial intelligence are key drivers of achieving B2B and B2C growth and delivering value to consumers, achieving key business results, increasing stockholder value, establishing consumer-focused 360-degree leading-edge capabilities, and attaining corporate performance objectives. These experiences will enable her to contribute a unique perspective to Huron’s efforts in various industries.

DIRECTORS NOT STANDING FOR ELECTION

John McCartney Director since October 2004 Non-executive Chairman of the Board (May 2010) Nominating and Corporate Governance Committee (Member)
Professional Experience
Mr. McCartney joined the executive management team of US Robotics in March 1984 as vice president and chief financial officer. At US Robotics, he served in various executive capacities, including as executive vice president, International, until serving as president and chief operating officer from January 1996 until its merger with 3Com Corporation in June 1997. From June 1997 to March 1998, Mr. McCartney held the position of president of 3Com Corporation’s Client Access Unit.
Board Service
Mr. McCartney was appointed a non-executive director of Datatec Limited, a public networking technology and services company, in July 2007, and currently serves as a member of the nominating committee. He previously served as vice chairman of the board of directors of Datatec from October 1998 until May 2004. Since July 2019, Mr. McCartney has served as a director of EQT, Corp., the largest natural gas producer in the United States. From July 2019 until May 2020, he served as chairman of the board and currently serves as a member of the nominating and corporate governance and the environmental and public policy committees. Since October 2022, Mr. McCartney has been a director of Granite Ridge Resources, Inc., a publicly-traded company which holds non-operating interests in oil and gas producing leases in various basins throughout the United States. He serves as a member of the audit and compensation committees and as lead independent director since November 2022. During the last five years, Mr. McCartney previously served on the board of Transco, Inc., a Chicago-based company that provides solutions to customers in the railroad, electric utility, process and manufacturing industries from August 2011 to October 2022. In addition, Mr. McCartney served as chairman of the board of trustees of Davidson College from 2004 to 2008.
Education
Mr. McCartney received a B.A. in Philosophy from Davidson College and an M.B.A. from The Wharton School of the University of Pennsylvania.
Individual Contributions
Mr. McCartney has served as a director, chairman and vice chairman of the boards of a number of public and private organizations, including companies with a focus on healthcare and drug development and an institution of higher education. Mr. McCartney, a former certified public accountant, brings to the Huron board his prior experience as chief financial officer and chief operating officer of a public company, which has enabled him to contribute to Huron’s development into a prominent consultancy.

Peter K. Markell Director since March 2022 Audit Committee (Member) Technology and Information Security Committee (Member)
Professional Experience
Mr. Markell became the executive vice president and chief financial officer for Lifespan effective January 30, 2023. He served as the executive vice president of Administration and Finance, chief financial officer and treasurer at Mass General Brigham from 1999 until his retirement in March 2021, where his responsibilities included financial oversight of $14 billion in operations with assets of approximately $21 billion, and management within the areas of corporate finance, research management, information systems, real estate, treasury and human resources. Prior to his roles as an executive at Mass General Brigham, Mr. Markell was an audit partner at Ernst & Young and served as interim chief financial officer at Massachusetts General Hospital.
Board Service
Mr. Markell has served on the board of Eastern Bank since 2006 where he currently is a member of its audit committee, risk management committee and nominating and corporate governance committee and is currently chair of the compensation committee. During the last five years, Mr. Markell has served on the board of trustees of Boston College, including serving as chair.
Education
Mr. Markell is a Certified Public Accountant and earned his B.S./B.A. with concentrations in Accounting and Finance from Boston College.
Individual Contributions
Mr. Markell brings to the Huron board, and the audit committee in particular, his prior experience as chief financial officer and chief administrative officer of a large hospital as well as his prior board service to a major U.S. college which will enable him to contribute to Huron’s Healthcare and Education industries. Mr. Markell is based in Boston, where he is in close proximity to Huron’s Innosight Strategy and Innovation team located in Lexington, Massachusetts.

Hugh E. Sawyer Director since February 2018 Audit Committee (Member) Compensation Committee (Member) Nominating and Corporate Governance Committee (Member)
Professional Experience
Mr. Sawyer served as chairman, president and chief executive officer of Regis Corporation beginning in April 2017, a corporation that owns, franchises and operates beauty salons worldwide, until his retirement in October 2020. Mr. Sawyer previously served as a managing director at Huron, starting in January 2010, and led the Operational Improvement Service Line for Huron's Business Advisory Practice. He has more than 40 years of experience leading operational improvements, turnarounds, mergers and acquisitions and strategic transformations for both public and private companies across a diverse group of industries. While at Huron, he served as interim president and chief executive officer of JHT Holdings, Inc., a provider of specialized transportation and logistics services, from January 2010 to March 2012; as the chief administrative officer of Fisker Automotive Inc. (now known as Fisker Inc.), a manufacturer of hybrid electric vehicles, from January 2013 to March 2013; as chief restructuring officer of Fisker Automotive from March 2013 to October 2013; and as interim president of Euramax International, Inc., a global manufacturer of building products, from February 2014 to August 2015. Including Regis, he has served as the president or chief executive officer of nine companies, including Wells Fargo Armored Service Corporation, The Cunningham Group, Inc., National Linen Service, Inc., Aegis Communications Group, Inc., Allied Holdings, Inc., and Legendary Holdings, Inc.
Board Service
During the last five years, Mr. Sawyer previously served on the boards of Regis Corporation from April 2017 to October 2020 and JHT Holdings, Inc. from October 2011 to June 2018. Mr. Sawyer also previously served on the boards of Energy Future Competitive Holdings Company LLC and its subsidiary, Texas Competitive Electric Holdings Company LLC, and on the board of managing trustees of the Edison Mission Energy Reorganization Trust.
Education
Mr. Sawyer received a B.A. with honors from the University of Florida and is a Certified Turnaround Professional.
Individual Contributions
Mr. Sawyer is a proven executive with more than 40 years of experience leading complex strategic transformations, operational improvement initiatives, turnarounds, and mergers and acquisitions for both public and private companies across a diverse group of industries. He has provided leadership as president or chief executive officer of nine companies. Mr. Sawyer has also served on fourteen public or private boards of directors and as chairman. He has significant governance experience as a member of numerous board committees including audit, compensation, nomination and governance and various special committees.

Ekta Singh-Bushell Director since May 2019 Technology and Information Security Committee (Chair) Nominating and Corporate Governance Committee (Chair) Compensation Committee (Member)
Professional Experience
Ms. Singh-Bushell was the chief operating officer, executive office at the Federal Reserve Bank of New York from 2016 to 2017. Prior to that, she spent over 17 years at Ernst & Young (“EY”), where she served in various leadership roles, including Global Coordinating Partner, Americas Innovation & Digital Strategy Leader, Global/Americas Tech Ops Executive, Global Information Security Officer and Northeast Advisory People Leader. During her tenure at EY she led transformations of companies across multiple industries through technological and digital change. Cranfield University nominated her to the 2017 Female FTSE Index: 100 Women to Watch, and in 2013, the Council of Urban Professionals recognized her contributions with a Catalyst Change Agent award.
Board Service
Ms. Singh-Bushell has served on the boards of Lesaka Technologies Inc. (fka NET 1 UEPS Technologies, Inc.), a publicly-traded financial technologies company, since 2018, currently as chair of the audit committee and member of the nominating and governance, and social and ethics committees, and TTEC Holdings, Inc., a publicly-traded consumer experience technology and services company, since 2017, currently as chair of security and technology committee, a member of the audit and nominating and governance committees. She also serves on the board and audit committee of ChargePoint Holdings, Inc., a publicly-traded networked charging-as-a-service company since 2022. Ms. Singh-Bushell advises SAAS startups and has served as a strategic adviser to MissionOG since 2020 and DecisionGPS, LLC since 2015. During the last five years, from 2018 until 2022, Ms. Singh-Bushell served as the lead independent director of Datatec Limited, a publicly-traded networking technology and services company and served as a member of the audit, risk and compliance, remunerations and nominations committees as well as Designer Brands Inc., a publicly-traded footwear and accessories company, as a member of the audit and nominating and governance committees.
Education
Ms. Singh-Bushell received a Bachelor of Engineering from the University of Poona, India and Masters in Electrical Engineering & Computer Science from the University of California, Berkeley. In addition, Ms. Singh-Bushell is a licensed Certified Public Accountant and holds advanced international certifications in ESG, corporate governance, information systems security, and audit.
Individual Contributions
Ms. Singh-Bushell’s extensive experience managing and leading a global professional services firm, advising senior executives around the globe, and serving on public company boards from various industries, coupled with her knowledge of technology, finance, and cybersecurity, enables her to bring a broad range of capabilities to the Huron board. She also offers a unique perspective through her diverse global management expertise, age and gender diversity and proven track record working on transformations in the digital and technology space.

Debra Zumwalt Director since October 2014 Compensation Committee (Chair) Nominating and Corporate Governance Committee (Member) Technology and Information Security Committee (Member)
Professional Experience
Since 2001, Ms. Zumwalt has been the vice president and general counsel of Stanford University and is in charge of the legal services provided to the University and its affiliated hospitals with combined annual revenues of over $12 billion. Ms. Zumwalt is a member of the University Cabinet and provides governance, legal and strategic advice to the boards of the University, Stanford Health Care, Lucile Packard Children’s Hospital at Stanford, and Stanford Management Company, which manages over $30 billion in assets. Ms. Zumwalt is also a member of the board of overseers for SLAC National Accelerator Laboratory at Stanford, and a director of SUMIT Holding International, LLC, SUMIT Insurance Company Ltd. and PEAC, a holding company, and insurance companies providing insurance coverage for the Stanford hospitals and physicians. From 1993 to 2001, Ms. Zumwalt was a partner at Pillsbury Winthrop LLP, where she specialized in complex civil litigation and higher education law, and served as managing partner of the Silicon Valley office and a member of the firm’s governing board. Previously, from 1987 to 1993, Ms. Zumwalt was Senior University Counsel at Stanford, responsible for advising and representing the University in connection with congressional hearings, criminal and civil investigations, negotiations and litigation matters. Prior to joining Stanford in 1987, Ms. Zumwalt worked as litigation counsel for Chevron Chemical Company and as a litigation associate for Pillsbury Winthrop LLP in San Francisco.
Board Service
Ms. Zumwalt currently serves on the board of Exponent, Inc., a publicly-traded engineering and scientific consulting company, and on the board of the American University of Afghanistan. Ms. Zumwalt previously served on other nonprofit boards in education and legal services.
Education
Ms. Zumwalt received a B.S. in Political Science from Arizona State University and a J.D. from Stanford Law School.
Individual Contributions
Given the many roles she serves in connection with her position as chief legal officer of a university with three affiliated hospitals, Ms. Zumwalt is uniquely qualified to share with the Huron board her experience with navigating the challenges faced by both higher education and healthcare organizations. Ms. Zumwalt also contributes to the Huron board a perspective on the law and governance through her background as a former partner of a prominent law firm and her current membership on the boards of corporate and academic organizations.

DIRECTOR INDEPENDENCE
Our board of directors makes an annual determination regarding the independence of each of our directors. The board also makes this determination for new director nominees. The board of directors has determined that each of Ms. Brown, Mr. Lockhart, Mr. Markell, Mr. McCartney, Mr. Sawyer, Ms. Singh-Bushell and Ms. Zumwalt is “independent” as defined in the applicable listing standards of The NASDAQ Stock Market Inc. (“NASDAQ”). In making its determination, the board of directors considered the standards of independence set forth in the NASDAQ Corporate Governance Listing Standards and all relevant facts and circumstances to ascertain whether there was any relationship between a director and the Company that, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director or any material relationship with the Company (either directly, or as a partner, stockholder or officer of an organization that has a relationship with the Company). In determining that Ms. Zumwalt is independent, the board of directors conducted a thorough review of payments made by Stanford University, which employs Ms. Zumwalt, to the Company for consulting services provided by the Company. After taking into consideration that revenues from Stanford University comprised 0.3% of Huron's revenues for the year 2022, 0.07% of Huron's revenues for the year 2021, and 0.03% of Huron's revenues for the year 2020, the board of directors determined that this relationship would not interfere with Ms. Zumwalt’s exercise of independent judgment in carrying out her responsibilities as a director.
CORPORATE GOVERNANCE
BOARD COMPOSITION, LEADERSHIP STRUCTURE AND RISK OVERSIGHT
BOARD COMPOSITION
The Nominating and Corporate Governance Committee, in conjunction with the chair and the full board, regularly evaluates the future composition of the board in light of the age, tenure, experience and capabilities of its current members. This multi-year refresh process is intended to ensure that the board has the best mix of knowledge, skills, diversity, industry expertise and business acumen, derived from high quality professional experience, to evaluate and support the Company’s strategy going forward. The Nominating and Corporate Governance Committee believes that its current directors have extensive experience leading and managing professional service businesses or relevant industry expertise which provides significant insight into the Company and its operations and provides valuable contributions to the board and our management team. The Nominating and Corporate Governance Committee also recognizes the potential benefits of the fresh perspectives that highly qualified new directors might bring to the board as well as the benefits of increased innovation and creativity that is fostered by greater diversity on the board.
In conjunction with our board refreshment process, the board has considered certain other governance matters which are of concern to some stockholders. The board recognizes that Mr. McCartney and Mr. Lockhart are relatively long-tenured directors, having served 18 years and 16 years on the board, respectively. The Nominating and Governance Committee and the full board have reviewed this matter with specific regard to whether their length of service impacts their independence. It is the full board’s considered judgment that both Mr. McCartney’s and Mr. Lockhart’s independence has not been compromised by their tenure. The board also believes that both directors provide valuable institutional knowledge and significant insight to the Company, garnered through their extensive and relevant experience as active advisors and current board members of other high-growth companies. The board also recognizes that it has added five new directors since 2018 each of whom provide new perspectives on the firm’s strategy and operations.
The Nominating and Corporate Governance Committee will continue to consider a variety of factors as it works to enhance the composition of the board, increase diversity, reduce average tenure and ensure structured and orderly board succession through a process of both board member additions and retirements. As a result, during the next several years, the board may occasionally expand or contract as its refresh process is executed. It is the expressed desire of the board that it continue to remain relatively small in number and composed principally of non-executive directors. The Nominating and Governance Committee believes that Mr. Hussey and Ms. Brown each possess exceptional skill sets and each is an outstanding addition to our board.
The Nominating and Corporate Governance Committee will consider as director candidates qualified individuals recommended by stockholders through the process described below and, although it has not done so in the past, may consider candidates identified by professional search firms.
BOARD LEADERSHIP
Huron formally separated the roles of chairman of the board and chief executive officer in 2010. Our non-executive chairman is John McCartney, our executive vice chairman, client services is James H. Roth, and our chief executive officer and president is C. Mark Hussey. As non-executive chairman, Mr. McCartney, in consultation with Mr. Hussey, develops the agendas for board meetings, determines the appropriate scheduling for board meetings, assesses the quality, quantity and timeliness of information provided from management to the board, assists the Nominating and Corporate Governance Committee in monitoring and implementing our Corporate Governance Guidelines and otherwise takes steps to ensure that the board is acting in the long-term best interests of the Company and its stockholders. Mr. McCartney also chairs executive sessions of the board.
The board has determined that our current board leadership structure is appropriate for the Company, as it believes the separation of powers is beneficial for our organization. The board recognizes that Mr. McCartney has served as non-executive chairman since 2010 and, in conjunction with the overall board refreshment process, has discussed whether the election of a new board chair might be in the best interests of the Company. In light of the recent CEO leadership transition and after extensive discussion and consultation with Mr. Roth and Mr. Hussey, the board has concluded that it is not in the best interests of the Company to have simultaneous changes in CEO and board leadership. It is the board’s present intention that Mr. McCartney will continue to serve as non-executive chairman for some period but will step down as non-executive chairman prior to the expiration of his current term in May 2025. In addition, as previously announced, Ms. Singh-Bushell replaced Mr. McCartney as chair of the Nominating and Governance Committee.
RISK OVERSIGHT
One of the board’s responsibilities is to review the adequacy of the Company’s systems for compliance with all applicable laws and regulations, for safeguarding the Company’s assets and for managing the major risks it faces. The board executes its responsibility for risk management directly and through its committees in a variety of ways, including the following:

Board of Directors

Regularly considers potential business risks facing the Company, including those surrounding security and privacy, revenue recognition, quality assurance, strategic planning, employee retention, international compliance, business continuity, merger integration and market shifts.

Audit Committee

Chair: H. Eugene Lockhart

Members: Hugh E. Sawyer, Peter K. Markell & Joy T. Brown

- Meets with and reviews reports from independent registered public accounting firm and internal auditors
- Receives regular reports from the General Counsel on legal developments
- Examines issues presented by the Chief Compliance Officer on whistleblower hotline and corporate compliance-related matters
- Considers reports of the Enterprise Risk Management Commitee on strategic, operational, financial and compliance risks that may materially affect the Company's ability to achieve its business objectives
- Maintains oversight of key governance programs related to export control, business conduct and ethics, data security, FCPA and other critical issues

Compensation Committee

Chair: Debra Zumwalt

- Annually reviews a risk assessment of all Huron compensation plans to evaluate the potential for undue risk taking
- Maintains oversight of the design and goals of compensation programs, including that of the NEOs, to assure that the plans are effective in motivating behavior that is in the best interests of the Company and the shareholders as well as recruiting and retaining top talent, one of the key risks of the Company
- Retains and consults with independent experts to review and assess our compensation programs, peer group, market trends and regulatory updates and best practices
- Reviews reports regarding human capital matters including employee benefit offerings, diversity and inclusion, talent acquisition and retention and pay equity assessments

Nominating & Corporate Governance Committee

Chair: Ekta Singh-Bushell

Members: John McCartney, Debra Zumwalt & Hugh E. Sawyer

- Leads an annual self-assessment to ensure the board and its committees are properly fulfilling their roles
- Ensures board candidates possess the appropriate experience and expertise required to effectively serve on Huron's board
- Annually reviews Huron's corporate governance guidelines to confirm they reflect best practices
- Oversees environmental, social and governance ("ESG") initiatives, activities and practices, including corporate social responsibility and sustainability matters

Technology and Information Security Commitee

Chair: Ekta Singh-Bushell

Members: H. Eugene Lockhart, Debra Zumwalt, Peter K. Markell & Joy T. Brown

- Reviews technology-related strategies and makes recommendations regarding strategy execution
- Oversees technology related risks including information security, data protection, cybersecurity, and business continuity
- Receives periodic reports from management regarding significant technology-related investments and initiatives and operational performance
- Monitors and evaluates existing and future trends in technology
- Reviews the adequacy of processes, tools and leadership in connection with technology-related strategies
- *In coordination with the Audit Committee*, analyzes the major technology and related operational risk exposure of the Company

BOARD MEETINGS AND COMMITTEES
The board of directors conducts its business through meetings of the full board, actions taken by written consent in lieu of meetings, and by the actions of its committees. During 2022, the board of directors held twelve meetings.
During 2022, each board member attended at least 75% of the aggregate number of board meetings and meetings of all the committees on which the director served. In addition, the Huron board standard practice is for all members of the board to attend each committee meeting, whether or not they serve on that committee, and for which only the committee members received an attendance fee. Although the Company does not have a formal policy regarding director attendance at our annual meetings, we encourage directors to attend. All of the directors attended the 2022 Annual Meeting of Stockholders.
The board of directors operates in part through its four committees: Audit, Compensation, Nominating and Corporate Governance and Technology and Information Security. All committee members are “independent” as defined in the applicable listing standards of NASDAQ. In addition, all Compensation Committee members are “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”). All Audit Committee members meet the criteria for independence set forth in SEC Rule 10A-3(b)(1). A detailed discussion of each committee’s mission, composition and responsibilities is contained within the committee charters available in the Investor Relations section of the Company’s website at www.huronconsultinggroup.com.
Audit Committee
The Audit Committee responsibilities include overseeing our accounting and financial reporting processes, the audits of our financial statements, and the Company's internal controls over financial reporting. The Audit Committee is also responsible for the appointment, compensation, retention, oversight and evaluation of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing audit, review or attest services for us. As such, the Audit Committee approves audit and permitted non-audit services and applicable fees. The Audit Committee met seven times in 2022. The members of the Audit Committee are Mr. Lockhart (Chair), Ms. Brown, Mr. Markell and Mr. Sawyer. The board of directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. The board of directors has also determined that each of Ms. Brown, Mr. Lockhart, Mr. Markell and Mr. Sawyer is an “audit committee financial expert,” as defined by the applicable securities regulations, and that each member of the Audit Committee satisfies the applicable NASDAQ listing standards for audit committee membership.
The Report of the Audit Committee for the fiscal year ended December 31, 2022 appears below under the caption “PROPOSAL 6 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM—Report of the Audit Committee.”
Compensation Committee
Pursuant to its charter, the Compensation Committee responsibilities include overseeing our compensation and benefit plans, including all compensation arrangements for executive officers and directors, each of which the Compensation Committee reviews annually and makes changes as it deems appropriate. The Compensation Committee met eight times in 2022. The members of the Compensation Committee are Ms. Zumwalt (Chair), Mr. Lockhart, Mr. Sawyer and Ms. Singh-Bushell.
Management assists the Compensation Committee in the performance of its duties as described in more detail below under “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Role of Management.” In addition, during 2022, the CEO participated in all of the Compensation Committee’s meetings and in all of the executive sessions, except for those in which the Compensation Committee considered the CEO’s performance, compensation and incentives. The Compensation Committee engaged Pay Governance LLC as its outside compensation advisor to assist the Compensation Committee in the execution of its charter. The support provided by the advisor is described in more detail below under “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Role of Compensation Advisor.”
The Report of the Compensation Committee on Executive Compensation for the fiscal year ended December 31, 2022 appears below under the caption “EXECUTIVE COMPENSATION—Compensation Committee Report.”
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee responsibilities include identifying and recommending to the board of directors appropriate director nominee candidates and providing oversight with respect to corporate governance and corporate social responsibility matters. The Nominating and Corporate Governance Committee met four times in 2022.
The members of the Nominating and Corporate Governance Committee are Ms. Singh-Bushell (Chair), Mr. McCartney, Mr. Sawyer and Ms. Zumwalt.
Directors may be nominated by the board of directors or by stockholders in accordance with the bylaws of the Company. The Nominating and Corporate Governance Committee will review all candidates for nomination to the board of directors, including those proposed by stockholders as provided below. The Nominating and Corporate Governance Committee reviews the person’s judgment, experience, independence, understanding of the Company’s business or other related industries, and such other factors as the Nominating and Corporate Governance Committee determines are relevant in light of the needs of the board of directors and the Company. The Nominating and Corporate Governance Committee selects qualified candidates and reviews its recommendations with the board of directors, which will decide whether to invite the candidate to be a nominee for election to the board of directors.
For a stockholder to submit a candidate for consideration by the Nominating and Corporate Governance Committee, a stockholder must notify the Company’s Corporate Secretary. In addition, the Company’s bylaws permit stockholders to nominate directors at a stockholders’ meeting. To make a director nomination at the Annual Meeting, a stockholder must notify the Company’s Corporate Secretary within the time periods specified under “SUBMISSION OF STOCKHOLDER PROPOSALS” below. Notices should be sent to: Corporate Secretary, Huron Consulting Group Inc., 550 West Van Buren Street, 17th Floor, Chicago, Illinois 60607, or corporatesecretary@hcg.com. In either case, the notice must meet all of the requirements contained in the bylaws.
Technology and Information Security Committee
The Technology and Information Security Committee responsibilities include reviewing the Company's technology-related strategies and significant technology-related initiatives and operations, overseeing major technology-related risks, including information security, data protection and cybersecurity, and monitoring and evaluating existing and future trends in technology that may affect the Company's strategic plan. The Technology and Information Security Committee met five times in 2022. The members of the Technology and Information Security Committee are Ms. Singh-Bushell (Chair), Ms. Brown, Mr. Lockhart, Mr. Markell and Ms. Zumwalt. The committee members have significant knowledge and experience in technology and information security related strategies, operations, risk management and governance through their extensive professional experience and board service. The committee members also draw upon the skills and insight of the full board and regularly liaise with the Company's Chief Information Officer.
Finance and Capital Allocation Committee
As part of our regular self-assessment process, the board periodically reviews its committee structure and composition to ensure it is organized in a manner to effectively manage the business and affairs of the Company. Most recently in 2020, this self-assessment process led us to establish the Technology and Information Security Committee. In recent months, during reviews of our current strategic plans and expectations regarding financial performance (which have been communicated to stockholders and other interested parties through our investor day presentation, regular quarterly earnings calls, and SEC filings), the board has determined that it is appropriate to alter its structure to provide enhanced attention to capital allocation and management of the balance sheet. Therefore, it is our intention, following the 2023 annual meeting, to establish the Finance and Capital Allocation Committee. This committee will assume some of the responsibilities previously allocated to the Audit Committee and provide an additional forum for focus on capital allocation and stockholder returns beyond the regular discussions on these topics at full board meetings.
As a result of this determination, it is the intention of the board to reallocate the committee chair and committee member assignments from those discussed above. Following the annual meeting, the board expects Mr. Lockhart to become chair of the Finance and Capital Allocation Committee, Mr. Markell to become chair of the Audit Committee, Ms. Brown to become chair of the Technology and Information Security Committee, Mr. Sawyer to become chair of the Compensation Committee and Ms. Singh-Bushell to continue as chair of the Nominating and Corporate Governance Committee. Individual committee member assignments are still under discussion and will be determined when the new structure is put into effect.
DIRECTOR RESIGNATION POLICY
The Company’s Corporate Governance Guidelines provide that in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than “for” his or her election shall promptly tender his or her resignation to the board of directors following certification of the election results, subject to acceptance by the board of directors. For purposes of this policy, (i) an “uncontested” election is one in which the number of persons properly nominated for election as directors as of the date that is ten (10) days before the record date for determining stockholders entitled to notice of or to vote at such meeting is not greater than the number of directors to be elected, and (ii) broker non-votes will not be counted as either votes “withheld” from or “for” such person’s election.
The Nominating and Corporate Governance Committee shall make a recommendation to the board of directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The board of directors shall determine whether to accept or reject the tendered resignation, or whether other action should be taken, in its sole discretion, and publicly disclose its decision regarding the tendered resignation within ninety (90) days from the date of the certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation and the board of directors in making its decision may each consider any factors or other information that they consider appropriate and relevant.
If any director’s resignation is not accepted by the board of directors, such director shall continue to serve until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal. If a director’s resignation is accepted by the board of directors pursuant to this policy, then the board of directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 2 of Article III of the bylaws of the Company or may decrease the size of the board of directors pursuant to Section 1 of Article III of the bylaws of the Company.
DIVERSITY OF BOARD SKILLS AND EXPERIENCE
The Nominating and Corporate Governance Committee, in discussing board composition, has focused on diversity of experience and perspectives in relation to guiding and overseeing the development of the business. Consistent with the Company's longstanding focus on diversity, equity and inclusion, the committee believes the board should reflect over time a diversity of gender, race, ethnicity and age. Although Huron does not have a formal policy on board member diversity and the committee follows no strict criteria when making such decisions, the committee believes that considering diversity is aligned with the board's objective of enhancing composition to most effectively evaluate and support the Company's strategy going forward. In addition to the considerations mentioned above under the "Nominating and Corporate Governance Committee" section, the Nominating and Corporate Governance Committee seeks candidates from prior executive management roles, directorships on public company boards and in relevant industries and the candidate's ability to bring diversity of thinking to the board, which includes diverse viewpoints, perspectives, and experiences.

COMPENSATION OF DIRECTORS
The Huron non-employee director compensation program is designed to enhance our ability to attract and retain highly qualified directors and to align their interests with the long-term interests of our stockholders. The program consists of both a cash component, designed to compensate non-employee directors for their service on the board and its committees, and an equity component, designed to align the interests of non-employee directors and stockholders. Neither Mr. Roth nor Mr. Hussey receive compensation for their service on the board.
Effective January 1, 2023, the director compensation program is comprised of the following elements:

Compensation Element	Compensation
Non-executive Chairman - $160,000
Annual cash retainer(1)(2)	Vice Chairman - $85,000(3)
All non-employee directors including the Chairman - $75,000
Annual restricted stock grant	$170,000 in the form of restricted stock(4)
Annual committee chairperson retainer	Audit - $25,000
Compensation - $20,000
Nominating and Corporate Governance - $15,000
Technology and Information Security - $15,000
Annual committee membership retainer, other than the chair	Audit - $10,000
Compensation - $10,000
Nominating and Corporate Governance - $7,500
Technology and Information Security - $7,500
Stock ownership requirement	Non-employee directors are expected to own Huron stock equal to five times the annual cash retainer of $75,000
(1)The non-executive chairman of the board is eligible for committee chair and committee membership fees.
(2)All directors are reimbursed for out-of-pocket expenses for attending board and committee meetings.
(3)Mr. Roth is not eligible for the Vice Chairman retainer.
(4)Granted on the date of the Company’s annual meeting and priced based upon the closing stock price on the date of grant which vests ratably over 12 quarters. If a new non-employee director joins the board after the Company’s annual meeting, the award is prorated as follows:
•If the new director joins within six months of the Company’s annual meeting, the director will receive half of the annual grant.
•If the new director joins over six months after the Company’s annual meeting, no grant will be made.
Directors are eligible to participate in our deferred compensation plan, which is described under the caption “EXECUTIVE COMPENSATION—2022 Nonqualified Deferred Compensation.” One director participated from 2013 through 2018, and a second director elected to participate beginning in 2015.

DIRECTOR COMPENSATION TABLE
The following table summarizes the fees paid and the aggregate grant date fair value of shares granted to each of the non-employee directors in 2022. Directors who are also officers or employees of the Company receive no compensation for duties performed as a director.

Name	Fees Earned or Paid in Cash ($)(6)	Stock Awards ($)(1)	Total ($)
Joy T. Brown(2)	17,935	285,008	302,943
H. Eugene Lockhart(3)	107,000	170,018	277,018
Peter K. Markell(4)	58,667	370,026	428,693
John McCartney(3)(5)	235,000	170,018	405,018
Hugh E. Sawyer(3)	93,000	170,018	263,018
Ekta Singh-Bushell(3)	107,539	170,018	277,557
Debra Zumwalt(3)	106,000	170,018	276,018
(1)This column represents the aggregate grant date fair value of shares granted to our directors in 2022. Grant date fair value is based on the closing price of Huron stock on the day of grant. Each of these grants vests ratably over the 12 calendar quarters following the grant.
(2)Ms. Brown was elected to the Board of Directors on September 13, 2022. The stock awards include the initial award of 4,302 unvested restricted stock units granted on October 1, 2022. On December 31, 2022, Ms. Brown held 3,933 unvested restricted stock units.
(3)On December 31, 2022, each of Mr. Lockhart, Mr. McCartney, Mr. Sawyer, Ms. Singh-Bushell, and Ms. Zumwalt held 4,809 shares of restricted stock.
(4)Mr. Markell was elected to the Board of Directors on March 16, 2022. The stock awards include the initial award of 4,292 unvested restricted stock units granted on April 1, 2022. On December 31, 2022, Mr. Markell held 5,900 unvested restricted stock units.
(5)Mr. McCartney has access to office space at the Company’s principal business offices in Chicago. The Company does not incur any incremental costs in connection with the provision of this office space.
(6)Includes cash board fees deferred by non-employee directors under our Deferred Compensation Plan, as further described under the heading "Deferred Compensation Plan" within the Compensation Discussion and Analysis of this Proxy Statement. During 2022, Ms. Zumwalt was the only non-employee director to make deferrals of her cash board fees in the Deferred Compensation Plan. Ms. Zumwalt and Mr. McCartney have account balances in the Deferred Compensation Plan. The earnings on Ms. Zumwalt's and Mr. McCartney’s account balances in the Deferred Compensation Plan were $(231,142) and $(256,813), respectively, in 2022.

EXECUTIVE OFFICERS
The Company’s executive officers are as follows:

Name	Age	Position
C. Mark Hussey	62	Chief Executive Officer and President
J. Ronald Dail	53	Executive Vice President and Chief Operating Officer
John D. Kelly	47	Executive Vice President, Chief Financial Officer and Treasurer
Ernest W. Torain, Jr.	58	Executive Vice President, General Counsel and Corporate Secretary
C. Mark Hussey’s biographical information is provided above under the caption “Directors Standing for Election.”

J. Ronald Dail Chief Operating Officer
Mr. Dail was appointed as Huron’s chief operating officer on July 1, 2022 succeeding C. Mark Hussey. Mr. Dail has over 30 years of management consulting experience and has worked with many of Huron's largest clients. Prior to the COO role, Mr. Dail was a member of the executive leadership team for Huron’s healthcare business and the national leader of Huron’s performance improvement business unit. Mr. Dail has led numerous large-scale transformation efforts working with a variety of clients, including children’s hospitals, large academic health centers and multihospital systems. He is an expert in health management operations, specializing in managing the design and delivery of strategic information systems and operational reengineering projects. Through his leadership, Huron’s performance improvement business unit has delivered meaningful and sustainable results to clients throughout the country, enabling them to achieve hundreds of millions of dollars in annual, recurring benefits. Prior to joining Huron, Mr. Dail joined Stockamp & Associates in 2004, which was acquired by Huron in 2008. Prior to joining Stockamp, he had a successful 12-year career with Accenture (formerly Andersen Consulting LLP), where he specialized in complex program management, strategic planning, systems integration and process improvement initiatives. Mr. Dail holds a Bachelor of Arts in economics from the University of North Carolina at Chapel Hill.

John D. Kelly Executive Vice President, Chief Financial Officer and Treasurer
John D. Kelly was appointed executive vice president and chief financial officer of Huron effective January 3, 2017. He has served as Huron’s treasurer since February 2016. He had served as chief accounting officer of Huron from February 2015 until January 2017, and had served as corporate vice president from November 2012 until his appointment as executive vice president. Previously, Mr. Kelly had served as controller of Huron from November 2012 until February 2015, and prior to that served as assistant controller from October 2009. Mr. Kelly served as Huron's assistant treasurer from February 2015 until February 2016. Prior to joining Huron's Finance and Accounting department, Mr. Kelly was a director in the Company's Disputes and Investigations practice for three years, serving clients in the manufacturing and services industries. Before he joined the Company in December 2006, Mr. Kelly held several positions within Deloitte & Touche’s Assurance and Advisory Services group, most recently as a senior manager. He received both a B.S. and M.S. in Accounting from the University of Notre Dame. Mr. Kelly is a Certified Public Accountant (Illinois). Commencing in February 2020, Mr. Kelly was appointed as a member of the board of directors of Shorelight Holdings LLC.

Ernest W. Torain, Jr. Executive Vice President, General Counsel and Corporate Secretary	Ernest W. Torain, Jr. was appointed executive vice president, general counsel and corporate secretary effective March 1, 2020. Before joining Huron, from September 2010 to February 2020, Mr. Torain was in-house counsel at Illinois Tool Works Inc. (ITW), a public manufacturer of industrial equipment, in a variety of roles, most recently serving as associate general counsel. At ITW, Mr. Torain counseled business executives in a variety of areas, including mergers and acquisitions, litigation, intellectual property and general commercial matters. Prior to joining ITW, he spent more than six years at Vedder Price P.C., from 2004 to 2010, where he was a shareholder in the firm’s securities and capital markets practice. Prior to Vedder Price, Mr. Torain spent more than seven years at Katten Muchin Rosenman LLP from 1998 to 2004 including as a partner from 2001 to 2004 in the firm’s securities and M&A practices. He received his J.D. from the University of Michigan Law School and received his A.B. in economics from Dartmouth College. He is a member of The Executive Leadership Council and The Economic Club of Chicago. Commencing in April 2022, Mr. Torain was elected to the board of directors of the Chicago Botanic Garden. Mr. Torain previously served as a member of the board of directors of Chicago Humanities Festival.
2023 EXECUTIVE LEADERSHIP TRANSITION
On March 21, 2022, the Company announced that the board of directors implemented a leadership transition plan, appointing Mr. Hussey, then president and chief operating officer of Huron, as chief executive officer effective January 1, 2023, following the retirement of Mr. Roth from the CEO role after a distinguished 20-year career with Huron, including having served 13 years as chief executive officer.
The board long considered Mr. Hussey an extremely strong candidate for the CEO position given his significant leadership skills and deep knowledge of the Company’s operations, people, investors and clients developed during his management of the day-to-day operations and finances of the business in his various roles at Huron. At numerous meetings during 2021, the directors discussed Mr. Hussey’s readiness to assume the role and the expected positive reaction from the managing directors and broader Huron team to his potential appointment. At the completion of these discussions, it was the board’s unanimous opinion that Mr. Hussey should succeed Mr. Roth when the latter chose to transition to a new role. The board has complete confidence in Mr. Hussey's ability to lead the Company to achieve its strategic objectives.
In anticipation of the CEO transition on January 1, 2023, the board elected Mr. Hussey as a Class I director on the Board, also effective January 1, 2023, to serve until the 2023 Annual Meeting. See "Proposal 1 - Election of Directors" within this Proxy Statement for additional information on Mr. Hussey's nomination to continue to serve as a director after the 2023 Annual Meeting.
Effective July 1, 2022, Mr. Hussey retained his role as president and J. Ronald Dail succeeded Mr. Hussey as chief operating officer. Mr. Dail has assumed responsibility for the Company’s operations, human resources and marketing organizations. He is also responsible for ensuring operational excellence across the company while supporting Huron’s strategy of achieving consistent revenue growth and improved profitability. Mr. Dail brings over 30 years of management consulting experience to the role. Prior to his appointment, Mr. Dail led Huron’s healthcare performance improvement business unit; and through his leadership, the healthcare performance improvement business unit has delivered meaningful and sustainable results to clients throughout the country, enabling them to achieve hundreds of millions of dollars in annual, recurring benefits. See the Executive Officer biographies above for additional information.
Effective January 1, 2023, and upon his retirement as chief executive officer, the board has appointed Mr. Roth as Vice Chairman, Client Services. Throughout his career, Mr. Roth has been and remains extremely active with Huron’s clients, especially in the higher education and healthcare industries. He is a highly regarded thought leader and trusted advisor to the senior leadership at some of the world’s most renowned organizations. The board and Mr. Hussey believe that Mr. Roth will make significant contributions to Huron’s success through continued client service after his retirement from the chief executive officer role, and Mr. Roth is eager to do so. As a member of Huron's senior leadership team, in a non-executive role similar to Huron's industry and capability leaders, Mr. Roth will be responsible for serving clients across industries and enhancing Huron's market presence, among other activities, while remaining a member of the board.
DELINQUENT SECTION 16(a) REPORTS
Pursuant to Section 16(a) of the 1934 Act, the Company’s directors, executive officers and persons who beneficially own 10% or more of our common stock (the “Section 16 Reporting Persons”) are required to report their initial ownership of common stock and subsequent changes in that ownership to the SEC. Section 16 Reporting Persons are required to furnish the Company with copies of all Section 16(a) forms that they file. Based upon our review of forms filed by the Section 16 Reporting Persons pursuant to the 1934 Act, we have not identified any late filings in 2022.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of the Record Date, certain information regarding the beneficial ownership of our common stock by:
•    each person known by us to beneficially own 5% or more of our common stock;
•    each of our named executive officers;
•    each member of our board of directors; and
•    all directors and executive officers as a group.
Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security and includes options that are currently exercisable or exercisable within 60 days as of the record date. Each director, officer or 5% or more stockholder, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.

	Beneficial Ownership
Name of beneficial owner (1)	Shares	%
Beneficial owners of 5% or more:
The Vanguard Group, Inc. (2)	2,015,281	10.11
Dimensional Fund Advisors LP (3)	1,612,263	8.10
BlackRock, Inc. (4)	1,387,269	7.00
Directors and Executive Officers:
Joy T. Brown(5)	1,106	*
J. Ronald Dail (6)	23,197	*
C. Mark Hussey (7)	94,822	*
John D. Kelly (8)	38,893	*
H. Eugene Lockhart (9)	30,955	*
Peter K. Markell (10)	2,860	*
John McCartney (11)	68,339	*
James H. Roth (12)	76,978	*
Hugh E. Sawyer (13)	23,591	*
Ekta Singh-Bushell (14)	15,327	*
Ernest W. Torain, Jr. (15)	6,507	*
Debra Zumwalt (16)	21,779	*
All directors and executive officers as a group (12 persons) (17)	404,354	1.85
* Indicates less than 1% ownership.
(1)The principal address for each of the stockholders, other than The Vanguard Group, Inc., Dimensional Fund Advisors LP. and BlackRock, Inc., listed below is c/o Huron Consulting Group Inc., 550 West Van Buren Street, Chicago, Illinois 60607.
(2)The principal address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The shares are owned by The Vanguard Group, Inc. Information regarding beneficial ownership of our common stock by The Vanguard Group, Inc. is included herein in reliance on a Schedule 13G/A filed with the SEC on February 9, 2023.
(3)The principal address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, Texas 78746. Information regarding beneficial ownership of our common stock by Dimensional Fund Advisors LP is included herein in reliance on a Schedule 13G filed with the SEC on February 10, 2023.
(4)The principal address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. The shares are owned by the following subsidiaries of BlackRock, Inc.: Aperio Group, LLC, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Fund Advisors, and BlackRock Fund Managers Ltd. Information regarding beneficial ownership of our common stock by BlackRock, Inc. is included herein in reliance on a Schedule 13G/A filed with the SEC on February 1, 2023.

(5)Includes 369 unvested restricted stock units that will vest within 60 days of the Record Date and excludes 3,196 additional unvested restricted stock units. Ms. Brown was elected to the board of directors on September 13, 2022 at which time she did not own any Huron stock.
(6)Includes 1,226 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date and 3,262 unvested shares of restricted stock and excludes 12,362 additional unvested restricted stock units.
(7)Includes 3,474 unvested shares of restricted stock and excludes 13,464 additional unvested restricted stock units.
(8)Includes 14,593 unvested shares of restricted stock and excludes 7,405 additional unvested restricted stock units.
(9)Includes 1,564 unvested shares of restricted stock and 268 unvested restricted stock units which will vest within 60 days of the Record Date and excludes 2,145 additional unvested restricted stock units.
(10)Includes 626 unvested restricted stock units that will vest within 60 days of the Record Date and excludes 4,649 additional unvested restricted stock units. Mr. Markell was elected to the board of directors on March 16, 2022, at which time he did not own any Huron stock.
(11)Includes 1,564 unvested shares of restricted stock and 268 unvested restricted stock units which will vest within 60 days of the Record Date as well as 1,259 shares held by a wholly-owned limited liability company of which Mr. McCartney is the sole owner and excludes 2,145 additional unvested restricted stock units.
(12)Includes 5,303 unvested shares of restricted stock as well as 3,855 shares held by a family limited liability company and excludes 11,208 additional unvested restricted stock units.
(13)Includes 1,564 unvested shares of restricted stock and 268 unvested restricted stock units which will vest within 60 days of the Record Date and excludes 2,145 additional unvested restricted stock units.
(14)Includes 1,564 unvested shares of restricted stock and 268 unvested restricted stock units which will vest within 60 days of the Record Date and excludes 2,145 additional unvested restricted stock units.
(15)Includes 2,317 unvested shares of restricted stock and excludes 3,979 additional unvested restricted stock units.
(16)Includes 1,564 unvested shares of restricted stock and 268 unvested restricted stock units which will vest within 60 days of the Record Date and excludes 2,145 additional unvested restricted stock units.
(17)Includes 1,226 shares issuable upon exercise of options held by one member of the group that are exercisable currently or within 60 days of the Record Date; an aggregate of 2,335 restricted stock units that will vest and are issuable within 60 days of the Record Date; and an aggregate of 36,769 unvested restricted stock; and excludes an aggregate of 66,988 unvested restricted stock units held by the Directors and Executive Officers listed above.

CORPORATE SOCIAL RESPONSIBILITY
At Huron, we are committed to conducting our business in a socially, environmentally, and ethically responsible manner. We believe that our long-term success is inextricably linked to the success of all our stakeholders, including our stockholders, employees and clients and the strength of the communities in which we operate. As a result, we have continued to invest in the professional development and well-being of our people, implement programs to promote social responsibility, maintain strong governance practices, and reduce our environmental impact.
Through our efforts to support a more sustainable future, we have focused our attention on the United Nations Sustainable Development Goals ("SDGs"), and particularly five goals that are integrally aligned with our values-driven culture and the work we do for our clients each day: good health and well-being, quality education, gender equality, decent work and economic growth, and climate action. Below are the highlights of how we have harnessed the passion and dedication of our team to advance those United Nations SDGs in 2022.
Investing In and Supporting Our People
As a values-led and people-focused organization, we have always been committed to investing in our people and fostering a diverse and inclusive culture.
To encourage the growth and development of our employees at all levels, we use a dynamic learning ecosystem for our teams to grow through in-person and virtual trainings, coaching and mentoring, microlearning, social learning and self-directed learning. We have continued to adapt our talent development initiatives, including training, certification, and performance management programs and tools to accommodate the needs of our employees in a hybrid environment. In 2022, our employees completed over 19,000 hours of live courses and nearly 14,000 hours of Huron-curated on-demand courses and participated in over 18,000 hours of LinkedIn Learning courses. In addition, as of December 31, 2022, over 2,000 employees hold technology certifications. We also engage with our employees to gather their input to deliver holistic and meaningful programs and experiences that enhance one’s career and personal well-being. In response to employee feedback, in 2022, we incorporated a range of new or expanded employee benefits to support the physical and mental well-being of our employees and their families, including extended parental care leave, expanded employee assistance programs that offer complimentary counseling sessions and additional offerings for free fitness classes and stress reduction sessions.
Developing our current and future leadership talent is critical to our success. Whether an executive or an analyst, an individual’s leadership journey starts on day one. Our leadership principles are a living expression of our culture and growth aspirations and developing our leadership talent continues to enhance our ability to achieve our vision of empowering our clients, our people, and the communities we serve.
Through our milestone programs, senior director cohort, and sponsorship program, we have advanced our leadership capabilities. In addition, in 2022, we implemented a 360-degree feedback assessment process for our most senior levels of leadership to provide meaningful employee insights and to further enhance their on-going growth and development.
Advancing Our Commitment to Diversity, Equity and Inclusion
Fundamental to our values is a workplace that fosters diversity, equity and inclusion. In 2022 for the twelfth consecutive year, Consulting Magazine named Huron a ‘Best Firm to Work For,’ recognizing our strong commitment to our people, our values, our clients and the communities we serve. This was also reflected in our employee engagement score of 80%, which continues to be above the Glint Employee Engagement global benchmark of 76% for the fourth year in a row. Our Global Diversity and Inclusion Council, which was founded in 2011, along with our 10 employee resource groups known as iMatter teams, hosted more than 110 events aimed at raising awareness on important issues, providing a platform for employees to connect and exchange stories and perspectives and bring our core value of inclusion to life in a meaningful and authentic way.
In 2022, we continued our focus on our diversity, equity and inclusion action plan which centers around five pillars: fostering an inclusive culture, advancing diverse representation across all levels, expanding our community outreach and support, performing pay equity reviews, and strengthening our vendor processes. We have seen positive impacts on our business from our action plan. For example, we have had an increase in women at the leadership level to 29% as of the end of 2022, an increase from our 2019 year-end benchmark of 25%.
Making an Impact in the Global Communities We Serve
As a Huron community, we use our resources and expertise to make a positive impact in our communities. Our Huron Helping Hands program serves as the foundation for our outreach efforts and helps us align our actions with our priority United Nations SDGs. Through community service and volunteering, matching gifts and charitable contributions, our teams supported more than 1,100 unique charitable organizations in 2022.
We participated in various service events to promote good health and well-being with organizations such as the Movember Business Club, St. Jude Children’s Research Hospital and the American Cancer Society ResearcHERS campaign. We also worked to improve access to quality education, skill-building and lifelong learning. Motivated by our passion for education as an engine for economic and community growth, we continued to work with resource-constrained colleges and universities through our social alliance program. Through this program, we aim to help colleges and universities improve student success, particularly for low-income students, by enhancing institutional performance and sharing best practices across the higher education sector.
2022 also marked the return of our annual Day of Service event where employees celebrated Huron’s 20th anniversary by volunteering in the community. More than 1,600 Huron employees partnered with organizations around the globe to participate in over 110 service events in 60 different locations. Together we prepared and served warm meals to the homeless and to families of hospitalized children, sorted and packed over 250,000 pounds of food to provide meals for those in need, cleaned-up parks, gardens and farms across the globe, and tutored, coached and mentored over 850 youth, among many other activities.
Taking Action for a Sustainable Future
We are focused on protecting and preserving our planet for future generations. We believe it is our collective responsibility to be mindful of our use of natural resources and take actions that promote sustainability and aim to mitigate the impacts of global climate change.
Our environmental sustainability strategy is focused on the areas where we have an opportunity to make an impact aligned to our potential business risks. As a professional services firm, we do not manufacture, warehouse or distribute products or generate hazardous waste from our operations. To better understand our impact across our business, we began gathering our greenhouse gas emissions (GHG) data in 2021 and have continued to measure our emissions in 2022. Carbon emissions from business travel, which is a necessary part of our operations, is an area that provides an opportunity to reduce our environmental impact. Along with business travel, our local offices also contribute to greenhouse gas emissions. Over the past few years, we have shown that we can grow the business and deliver great work for our clients while materially reducing the level of travel and office footprint that historically had been required. We are also focused on opportunities to reduce our waste and energy consumption in our local offices, including transitioning to renewable energy where possible. By measuring our greenhouse gas emissions on an annual basis, we are better able to identify our impact on the environment and where and how we should prioritize opportunities to lessen that impact.
Managing Responsibly
Huron’s Code of Business Conduct and Ethics (the “Code”) is designed to help our employees understand our standards and expectations regarding individual and business conduct and to help employees make wise decisions. The Code highlights our ethical way of doing business, which we believe is core to our business and essential to our reputation as a leading professional services firm. The Code is supplemented by other policies that address specific issues in more detail, such as our Insider Trading Policy, Discrimination and Harassment Policy and Global Information Security Policy. We expect our vendors, contractors, and third-party representatives to adhere to similar standards when dealing with our clients and representing Huron to the public.
In addition, Huron prohibits the use of Company funds, assets, services, or facilities on behalf of a political party or candidate and the Company does not reimburse employees for any personal contributions made to a political party or candidate.
To learn more about our environmental, social and governance efforts, please visit our website at: https://ir.huronconsultinggroup.com to read our annual Environmental, Social and Governance (ESG) report. The ESG report also provides more quantitative and qualitative measurements in the Sustainability Accounting Standards Board (SASB) addendum and in the Equal Employment Opportunity (EEO-1) report. The report mentioned above, or any other information from the Huron website, are not part of, or incorporated by reference into this Proxy Statement.
STOCKHOLDER COMMUNICATIONS POLICY
The Company’s board of directors has established a process for stockholders to send communications to the board of directors. Stockholders may communicate with any member of the board of directors, including the chairperson of any committee, an entire committee or the independent directors or all directors as a group, by sending written communications to:
Corporate Secretary
Huron Consulting Group Inc.
550 West Van Buren Street
17th Floor
Chicago, Illinois 60607
E-mail messages should be sent to corporatesecretary@hcg.com.
A stockholder must include his or her name and address in any such written or e-mail communication. The communication must indicate that the sender is a Company stockholder.
Each communication intended for the board of directors and received by the Corporate Secretary that is related to the operation of the Company and is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures. If the communication is mailed as personal, it will not be opened, but rather will be forwarded unopened to the intended recipient.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Discussion and Analysis provides information regarding the objectives and elements of our compensation program with respect to the compensation of persons who appear in the Summary Compensation Table (who we refer to collectively throughout this Proxy Statement as our “named executive officers” or “NEOs”).

SECTION 1 - EXECUTIVE SUMMARY
Huron is a global professional services firm that partners with clients to develop growth strategies, optimize operations and accelerate digital transformation to empower clients to own their future. Our 4,900 global revenue-generating professionals use their deep industry, functional and technical expertise alongside our enterprise portfolio of technology, data and analytics solutions to help our clients adapt to rapidly changing environments and accelerate their business transformation to drive lasting, measurable results.
Our professionals' talents and skills and our unique company culture are strategic differentiators and enable the future success of our clients and Huron. To continue to attract and retain highly qualified employees and align those employees' interests with the Company and stockholders, approximately 90% of the equity that we awarded in 2022 was granted to non-NEOs, primarily our managing directors and industry and capability leaders who are not covered by this Compensation Discussion and Analysis. See Proposal 3 for additional information on our equity incentive strategy for our non-NEO employees and the proposed amendment to our amended and restated 2012 Omnibus Incentive Plan.
Named Executive Officers
Huron's named executive officers are responsible for our Company-wide business operations and setting the overall strategy of the organization. During 2022, Huron's named executive officer team consisted of the following individuals:
•James H. Roth, Chief Executive Officer
•C. Mark Hussey, President and Chief Operating Officer
•J. Ronald Dail, Executive Vice President and Chief Operating Officer
•John D. Kelly, Executive Vice President, Chief Financial Officer and Treasurer
•Ernest W. Torain, Jr., Executive Vice President, General Counsel and Corporate Secretary
As discussed above under Executive Officers, Mr. Dail was appointed chief operating officer effective July 1, 2022. Mr. Hussey continued to serve as president through 2022 until his appointment to president and chief executive officer became effective January 1, 2023.

Business Strategy
Our business strategy is to be the premier transformation partner to our clients. With our deep industry expertise and breadth of capabilities, spanning strategy, operations, digital, financial advisory, and people, leadership and culture, we partner with clients to develop strategies and implement solutions that enable the change they need to own their future, accelerate transformation, build a foundation for long-term growth and enhance enterprise value. Working side-by-side with our clients, we are focused on delivering the highest value, highest quality services and products to support their comprehensive needs from strategy development through execution. To achieve our strategy, we are committed to:
•Accelerating growth in our core end markets by deepening our industry expertise in healthcare and education to sustain our leading market reputation and competitive advantage.
•Advancing our unified digital and analytics platform of technology services and products to accelerate innovation, optimize investment and drive efficiencies to better serve our clients and our stockholders.
•Expanding our growing commercial business by building upon our expertise and growing credentials in industries facing significant disruption and/or regulatory change, including financial services and energy and utilities.
•Executing on our primary revenue drivers and margin levers to achieve more consistent growth and improve profitability.

•Furthering our commitment to our people by attracting, retaining and motivating industry and technology experts and high caliber employees with deep subject matter expertise, diverse perspectives and a broad range of experiences to achieve their full potential.
•Deploying capital strategically to accelerate progress in the areas outlined above.
To better enable the Company’s growth strategy, effective January 1, 2022, we realigned our operating model to expand on our strengths in our core industries, including healthcare, education, financial services and energy and utilities, while more closely integrating our significant digital capabilities and growing strategy and financial advisory capabilities into a unified, company-wide platform. By unifying our company-wide resources focused on our two largest client segments and aligning our capabilities across the enterprise, we expect to strengthen our go-to-market strategy, accelerate revenue growth, drive efficiencies that support margin expansion, and in turn, unlock meaningful growth in stockholder value.

Fiscal 2022 Performance
Our compensation program rewards our named executive officers for their overall contribution to Huron’s performance, including execution against our financial plan and strategic objectives.
2022 Financial Performance2
The execution of our growth strategy alongside our operating model realignment has enabled Huron to achieve strong financial performance in 2022. We achieved record company-wide revenues of $1.13 billion, a 25.0% increase over 2021. Our strong revenue growth was driven across all three operating segments and reflected the continued strength in demand for our Digital capability offerings as clients continue to invest in cloud-based technology and analytic solutions. We achieved this record revenue growth while maintaining focus on margin expansion. Adjusted EBITDA margins increased 80 basis points to 11.6% in 2022 compared to 10.8% in 2021. Adjusted diluted earnings per share increased 31.4% to $3.43 in 2022 compared to $2.61 in 2021. These improvements were made while we further invested in our business, our people and our strategy, which we believe will drive continued margin expansion. The strength of our financial performance in 2022 and continued execution of our growth strategy is reflected in our total stockholder return for 2022 of 45.5%.
In addition to record revenues and improved profitability, we effectively managed our borrowings under our senior secured credit facility and returned $121.3 million to stockholders through share repurchases in 2022.
2022 Environmental, Social and Governance (ESG) Performance
In 2022, we continued to focus on the engagement and well-being of our people through the execution of our diversity, equity and inclusion action plan which centers around five pillars: fostering an inclusive culture, advancing diverse representation across all levels, expanding our community outreach and support, performing pay equity reviews, and strengthening our vendor processes. By executing on this action plan, we have seen growth in our diverse representation. At the end of 2022, women made up approximately 53% of our U.S. population, an increase from our 2019 year-end benchmark of 48%; and racial and ethnic minorities made up approximately 28% of our U.S. population, compared to 22% at the end of 2019. At the senior leadership level, we have seen an increase in racial and ethnic minority representation, from 6% in 2019 to 10% in 2022. Twenty-nine percent (29%) of those at the senior leadership level are women, an increase from our 2019 year-end benchmark of 25%. In addition, 47% of promotions to the senior leadership level made at the end of 2022, effective January 1, 2023, were women. Our focus on diversity, equity and inclusion extends beyond our workforce to our board of directors. At the end of 2022, women made up 33% of our board, an increase from 28% in the prior year; and racial and ethnic minorities made up 22% of our board, an increase from 14% in prior year.
We continue to take action to support our clients, our communities, our people and the environment, which align with our focus on five of the United Nation’s Sustainable Development Goals: promoting good health and well-being, quality education, gender equality, decent work and economic growth and climate action. We have and will continue to support these goals through our client work, Huron Helping Hands program, employee resource groups, sustainability efforts and corporate partnerships. A summary of our actions can be found in our annual Environmental, Social and Governance (ESG) report. Included in our ESG report is our Sustainability Accounting Standards Board (SASB) index and employment data from our most recent Equal Employment
2 In the discussion of the Company’s 2022 performance, the Compensation Committee discusses certain of Huron’s results of operations using non-GAAP financial measures, which are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Annual Report on Form 10-K”), Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations under the subheading “Non-GAAP Measures.” These non-GAAP financial measures include adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted diluted earnings per share ("EPS"). EBITDA is defined as net income before interest, income tax expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted by adding back restructuring and other charges, other gains and losses, transaction-related expenses, unrealized gains on preferred stock investments, gains from sales of businesses, and foreign currency transaction gains and losses. Adjusted EBITDA margin is adjusted EBITDA expressed as a percentage of revenues before reimbursable expenses. Adjusted diluted EPS is defined as diluted earnings (loss) per share adjusted by adding back the same items as adjusted EBITDA, excluding foreign currency transaction gains and losses and including amortization of intangible assets, all on a tax effected basis.

Opportunity (EEO-1) Statement. In line with the SASB's Professional & Commercial Services standards, our SASB index provides further quantitative and qualitative information regarding our data security programs, practices and policies, workforce diversity and engagement metrics, and our approach to promoting professional integrity and ethical behavior among our workforce.
To further our commitment to climate action, in 2021, we gathered our greenhouse gas emissions (GHG) data and engaged a third- party consultancy focused on ESG matters to estimate our environmental impact. We continued to measure our greenhouse gas emissions in 2022 so that we are better able to prioritize opportunities to lessen that impact and incorporate sustainable practices into our operations.
For additional information on our commitment to a more sustainable future, refer to our annual Environmental, Social and Governance (ESG) report which is available on our investor relations website located at https://ir.huronconsultinggroup.com. Please note that information contained on our website is not incorporated by reference in this Proxy Statement or considered to be part of this document.

Impact of 2022 Results on NEO Compensation
Our compensation philosophy and incentive plan design strive to incentivize management by aligning their interests with those of our stockholders. For 2022, the Compensation Committee returned the incentive programs to the design used prior to the COVID-19 pandemic, as described in more detail below, and continued to utilize rigorous financial and operating goals. The Compensation Committee assessed overall Company performance, individual contributions, and the growth of stockholder value when determining actual payout results for 2022. The 2022 program design aligned NEO interests with those of the stockholders by maintaining a majority of NEO compensation as performance-based and at-risk. The chart below illustrates the 2022 target mix of pay for the NEOs under the 2022 annual and long-term incentive programs.
2022 NEO Pay Mix at Target

78% Variable
48%
30%
22%
Long-Term Incentive
70% Performance Share Units
30% Restricted Shares
Annual Incentive
Base Salary
44%
25%
31%
69% Variable
CEO
Other NEOs (Average)

Realizable Pay
Our executive compensation program is directly aligned with stockholder value. This alignment is clearly evident when comparing the NEOs' target pay to their realizable pay, as well as the comparison of those values to our total shareholder return (TSR) over a five-year period. A significant portion of our NEOs compensation is tied to company performance over three-year performance cycles. The long-term equity incentives granted are only eligible to be earned if the Company achieves rigorous predetermined Adjusted Diluted EPS and Revenue Growth goals over the three-year performance period. The details of our long-term incentive programs are further detailed below. The earned value of all long-term incentive equity awards will depend on the portion, if any, earned and the Company's share price. The graph below illustrates the target compensation and realizable pay of our CEO, Mr. Roth, from 2018 through 2022, as well as a comparison of these values to our TSR over the same period.
CEO Target Pay versus Realizable Pay
(1)Target compensation consists of the annual base salary and target value of granted annual and long-term incentives. The target compensation for 2021 excludes the one-time cash retention awards approved in 2021 because they are not an ongoing element of compensation.
(2)Realizable pay consists of the annual base salary, actual annual incentives earned, long-term equity incentives vested and the remaining long-term equity incentives eligible to be earned. Realizable pay excludes the one-time cash retention awards approved in 2021 because these awards are not an ongoing element of compensation.
All long-term equity incentives vested and remaining long-term equity incentives eligible to be earned are valued using Huron's share price as of December 31, 2022, or $72.60, and for those long-term equity incentives that are subject to performance conditions, the values in the table above incorporate a measure of performance. Specifically:
(a)The 2018-2020 performance-based awards are reflected at 102% of target, the earned value.
(b)The 2019-2021 performance-based awards are reflected at 73% of target, the earned value.
(c)The 2020-2022 performance-based awards are reflected at 19% of target, the earned value.
(d)The 2021-2023 performance based awards are reflected at 153% of target, the level of performance expected as of December 31, 2022. The full three-year performance cycle has not yet been completed and the final payout will be determined at the end of the full three-year period.
(e)The 2022-2024 performance based awards are reflected at target as there are two years remaining in the performance cycle and the final payout is uncertain.

SECTION 2 - COMPENSATION PROGRAM OVERVIEW
Huron’s executive compensation program is structured to motivate and reward performance that drives Company performance in the long-term best interests of our stockholders. We define performance as a blend of:

•Delivering value to stockholders;
•Achieving financial performance in comparison to pre-established financial goals; and
•Establishing and executing strategic initiatives that we believe are responsive to evolving market and economic conditions and critical to future stockholder value creation.

	What We Do		What We Do Not Do
✓	Provide competitive target pay opportunity - with a significant majority at-risk and based on objective financial performance measures	✗	Provide excise tax gross-ups
✓	Provide only double-trigger benefits in a change of control event	✗	Allow any hedging or pledging of Huron stock
✓	Annually review our programs for inappropriate risk	✗	Allow stock grants to be "timed" or awards to be repriced
✓	Maintain robust, competitive stock ownership guidelines, including an increase as of 2019 to 5X for the CEO and directors, and a requirement that 60% of after-tax shares be held until the guidelines are met	✗	Provide material executive perquisites not commonly available to the broader Huron employee population or to similarly situated key management employees
✓	Maintain a clawback policy providing for recoupment of incentive-based compensation if payouts were based on misstated financial results
✓	Retain an independent compensation consultant to the board
✓	Solicit investor feedback on our compensation program and potential enhancements through an extensive stockholder engagement program
Stockholder Outreach
We maintain an ongoing dialogue with our stockholders around our growth strategy, competitive positioning and financial performance, including offering one-on-one meetings to our top 25 stockholders. In addition, we engage in consistent, proactive outreach efforts with our stockholders and their governance teams, as well as potential investors, on a regular basis throughout the year. Our non-executive chairman, chair of the compensation committee and management team engage with our stockholders to seek their input, to remain well informed of their perspectives, and to help increase their understanding of our business, our growth strategy, our executive compensation philosophy and program, and our commitment to corporate governance, environmental and social issues, among other priorities.
Throughout 2022, those stockholders who accepted our offer to meet during our spring and fall outreach cycles represented 35% of our outstanding shares held by institutional investors as of December 31, 2022, including 9 of our top 25 stockholders. These conversations primarily focused on the evolution of Huron’s operating model and long-term strategy; our ongoing refresh process for the board of directors, including how we will continue to foster diversity among board members; and environmental, social and governance topics. We heard no concerns regarding our NEO pay programs. The feedback received through our stockholder outreach efforts is communicated to and considered by the board and helps inform our decisions and strategy.
2022 Say on Pay Vote
At the 2022 Annual Meeting, 92% of votes cast were in support of our named executive officers' compensation. We view these results as overwhelming support of our compensation programs, including their strong alignment between our executives' pay and stockholder value. We will continue to listen carefully to our stockholders and incorporate their feedback into our decisions about executive compensation.

SECTION 3 - NEO COMPENSATION PROGRAM DETAILS
Targeting of Total Direct Compensation
The Compensation Committee generally targets total direct compensation to be within a range of the median of the Executive Pay Peer Group for our NEOs that reflects Company and individual performance, among other factors. In addition to peer group data, the Compensation Committee also reviewed Radford Global Technology Survey data for companies with total revenues comparable to Huron when determining 2022 direct compensation. The Compensation Committee considers Huron’s competition for talent for the NEOs as well as managing directors to be broader than just the peer group companies, including other public and private consulting, strategy and technology organizations. When making compensation determinations, the Compensation Committee also considers the advice of our independent compensation consultant and applies its judgment in incorporating these and other factors.
2022 NEO Compensation Opportunity
The Compensation Committee reviews NEO compensation for comparability and competitiveness on an annual basis. In February 2022, the Compensation Committee approved 2022 compensation for Mr. Roth and Mr. Hussey with no changes from the prior year. The Compensation Committee made the following compensation adjustments for Mr. Kelly and Mr. Torain in recognition of their past individual performance and contributions as well as part of a multi-year strategy to position their pay closer to market median:
•Mr. Kelly's long-term incentive opportunity increased from 150% to 170%. 2022 was Mr. Kelly's sixth year in the role.
•Mr. Torain's base salary increased from $360,000 to $400,000 and his long-term incentive opportunity increased from 90% to 115%. 2022 was Mr. Torain's third year in the role.
Mr. Dail's 2022 compensation for his role as chief operating officer was approved by the Compensation Committee in June 2022, and effective July 1, 2022.
The elements of 2022 compensation for each NEO are as follows:

Compensation Element	James H. Roth	C. Mark Hussey	J. Ronald Dail (1)	John D. Kelly	Ernest W. Torain, Jr.
Base Salary	$950,000	$800,000	$650,000	$525,000	$400,000
Target AIP Opportunity (% of Salary)	140%	100%	90%	90%	50%
Target LTI Opportunity (% of Salary)	225%	175%	125%	170%	115%
(1)Mr. Dail's 2022 target annual and long-term incentive opportunity was prorated for his time served as chief operating officer in 2022. Mr. Dail continued to be eligible to receive a 2022 annual cash bonus and equity awards subject to the achievement of predetermined objectives for the Healthcare business unit, prorated for his time served as managing director in the Healthcare business unit in 2022, as well as certain other bonus programs to be paid beyond 2022 based on his performance while serving as a managing director in the Healthcare business unit.
2022 Annual Incentive
The Compensation Committee continues to believe that the NEOs should be critically focused on improving stockholder value through driving the sustainable, profitable growth of the organization. As such, under the 2022 annual incentive program, the Compensation Committee retained Organic Revenue Growth3 and Adjusted EBITDA Margin as the primary annual incentive financial metrics, with a combined 75% weighting. The Compensation Committee and management also recognize the importance of the nature by which these financial results are achieved and retained Strategic Measures, including Environmental, Social and Governance (ESG) goals, with a 25% weighting, a majority of which is tied to predefined, quantitative goals. As in the prior year, the combination of the financial metrics and the Strategic Measures with quantitative goals results in approximately 90% of the total annual in
3 Organic Revenue Growth excludes revenues generated by acquired businesses that are incremental to the acquisition revenues contemplated in the Annual Incentive Goals approved by the Compensation Committee.

centive opportunity tied to metrics that use predefined quantitative goals. Additionally, the annual incentive program requires the payout to be capped at target if total shareholder return (TSR) is not positive for the year; however, as TSR was 45.5% for 2022, this cap did not impact the payout earned.
Additional detail on the 2022 annual incentive goals and performance achieved follows. As a result of the actual performance achieved, the Compensation Committee approved a total payout of 138% of target for the 2022 annual incentive program.
2022 Annual Incentive Goals

Performance Measure	Weighting	Threshold	Target	Maximum	Actual	Payout % of Target
Organic Revenue Growth	40%	$960M	$1,030M	$1,110M	$1,132M	200%
Adjusted EBITDA Margin	35%	10.8%	11.8%	12.8%	11.6%	86%
Strategic Measures(1)	25%	Varies by measure - details below				112%
Total	100%					138%
(1)The majority of the Strategic Measures' metrics and goals are objective and quantifiable, though some require a qualitative assessment of performance. The Compensation Committee approves the goals and assesses performance against predefined measures of success. Payouts range from 0-200% with a 25% minimum threshold applied to each performance measure. The following chart outlines the 2022 goals as well as their weighting, description and actual levels of achievement.
2022 Strategic Measures

Quantitative Goals	Weighting	Alignment of Strategic Priorities with Stockholder Value	Level of Achievement
Enterprise	27.5%	Focused on furthering the Company’s strategy while maintaining a strong financial position to support the Company’s growth goals, spanning organic and inorganic growth, workforce engagement and retention, and global delivery expansion.	21.2%	Achieved voluntary turnover consistent with historical, pre-pandemic levels. Consistently maintained employee engagement scores above the global norm. Exceeded our global delivery expansion targets to support improved profitability. Partially achieved our goals related to increasing our recurring revenue and successfully integrating recent acquisitions. Did not achieve the Company’s annual free cash flow measure.
Business Unit	25.0%	Focused on achieving sustainable organic revenue growth by advancing the strategic opportunity areas across all industries and capabilities and unifying our Digital capabilities to further drive growth and margin expansion. Measures included business unit-level revenue growth and margin targets. Specific goals vary by industry and capability.	34.0%	Executed Huron’s strategic plan and operating model realignment to continue to aggressively advance Huron’s industry-focused strategies across our core industries of focus as well as Huron’s capability strategy to drive revenue growth and margin expansion.
ESG	2.5%	Focused on advancing our commitment to our people and diversity, equity and inclusion by executing the initiatives set forth in our diversity, equity and inclusion action plan.	2.5%	Continued to foster an inclusive culture that encourages diversity. Advanced diverse representation across the organization. Executed our regular pay equity study to help ensure fair and equitable compensation for all employees. Expanded our community outreach and support.
Qualitative Goals	Weighting	Alignment of Strategic Priorities with Stockholder Value	Level of Achievement
Enterprise	27.5%	Focused on successfully implementing our new operating model to strengthen our go-to-market strategy and better position Huron to integrate our deep industry expertise with our capabilities and evolve our brand.	37.5%	Successfully implemented the new operating model to strengthen our go-to-market strategy and better position Huron to integrate our deep industry expertise with our capabilities. Advanced our commitment to our people while attracting, engaging and retaining top talent to support our strategic objectives and growth aspirations.

Business Unit	15.0%	Focused on strategically positioning Huron to achieve sustainable organic revenue growth over time, including advancing growth priorities and capabilities that support Huron's enterprise-level strategy. Specific goals vary by business unit.	13.8%	Areas of focus included successfully launching new service lines, building upon the foundation in key growth areas, including our Digital capability, and advancing our industry and capability strategies. Partially achieved capability team measures.
ESG	2.5%	Focused on executing strategies that enhance diversity and foster inclusion while creating a greater sense of community within the Company.	2.5%	Released first Environmental, Social and Governance (ESG) report to communicate our actions and progress to external stakeholders, including our workforce demographics and EEO-1 data. Continued our initial sponsorship program cohort. Continued hosting workshops to advance inclusive leadership and allyship and address unconscious bias. See Huron’s annual ESG report for further details.
Total	100%		111.5%
2022 Long-Term Incentive Program
In 2022, the Compensation Committee returned the 2022 long-term incentive program to the design used prior to the COVID-19 pandemic. As such, 70% of the target long-term incentive program value was granted in the form of performance share units (PSUs) and 30% was granted in the form of restricted stock units (RSUs), both with a three-year vesting period. The final payout of the PSUs granted in 2022 will be determined at the end of the full three-year performance period based on performance against predetermined cumulative three-year goals for Adjusted Diluted EPS and Revenue Growth4. As in prior years, we cannot disclose the three-year goals at this time due to their material, non-public nature.
In 2022, the Compensation Committee awarded our NEOs PSUs and RSUs under the long-term incentive plan in the following amounts:

Executive	Performance Share Units	Restricted Shares
James H. Roth	31,030	13,298
C. Mark Hussey	20,324	8,710
J. Ronald Dail(1)	7,666	1,848
John D. Kelly	12,956	5,553
Ernest W. Torain, Jr.	6,678	2,862
(1)Mr. Dail's 2022 restricted share award was pro-rated for his time served as chief operating officer in 2022. Mr. Dail's 2022 performance share award was pro-rated for the time he will serve as chief operating officer during the three-year performance cycle of the 2022 performance share award.
As there are two years remaining in the 2022-2024 performance cycle, the final payout is uncertain and no reasonable estimate can be made at this time.
2020 and 2021 Long-Term Incentive Programs
In addition to the 2022 long-term incentive program discussed above, the 2020 and 2021 long-term incentive programs were outstanding during 2022. The actual PSUs that may be earned under these long-term incentive programs is ultimately determined based on performance against the predetermined absolute goals of Adjusted Diluted EPS and Revenue Growth. Below is a summary of the payout earned or estimated for these two long-term incentive programs for performance through December 31, 2022.

Performance Cycle	Payout as a % of Target - Performance through 12/31/2022
2020-2022(1)	19%
2021-2023(2)	153%
4 Revenue Growth includes all revenues recognized during the period in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

(1)The 2020 long-term incentive program payout is based on actual performance for the 2020-2022 performance cycle. The Compensation Committee did not make any modifications to the outstanding awards despite the significant unforeseen negative impact of COVID-19 on the payout for the 2020 performance cycle.
(2)The 2021 long-term incentive program payout is an estimate based on actual performance in 2021 and 2022 and estimated performance for the remainder of the performance cycle.
Completed Long-Term Incentive Programs
2020-2022 Performance Cycle
The Adjusted Diluted EPS and Revenue Growth goals for the 2020 PSUs were based on a cumulative three-year performance period, which completed on December 31, 2022. Based on the actual results during the performance cycle, the threshold payout was not met for the Adjusted Diluted EPS measure and a payout of 44% was met for the Revenue Growth measures, resulting in an overall payout of 19% of target as illustrated in the table below.

Performance Measure	Weighting	Threshold	Target	Maximum	Actual	Payout % of Target
Adjusted Diluted EPS	57%	$8.25	$9.60	$11.04	$8.19	—%
Revenue Growth	43%	$2,843M	$2,993M	$3,337M	$2,882M	44%
Total	100%					19%
2022 Performance on 2021 Long-Term Incentive Program
At the beginning of 2021, given the uncertainty of the recovery of our business from the impact of the unprecedented COVID-19 pandemic and the Compensation Committee's desire to provide a competitive earning opportunity aligned with stockholder value during the COVID-19 pandemic, the Compensation Committee elected to temporarily modify the long-term incentive program. The 2021 long-term incentive program retains a three-year cumulative performance cycle and three-year cliff vesting but sets annual goals for both Adjusted Diluted EPS and Revenue Growth. The final payout will be determined at the end of the full three-year period by averaging each year's actual annual performance against the annual target set for that year, and then applying a multiplier in a range of 90% to 110% based on performance against Compensation Committee-approved three-year Revenue Growth goals. As in prior years, we cannot disclose the three-year goals at this time due to their material, non-public nature. See below for the 2022 annual goals approved by the Compensation Committee and the performance against the approved goals. No shares will vest under this program until the conclusion of the full three-year performance period.

Performance Measure	Weighting	Threshold	Target	Maximum	Actual
Adjusted Diluted EPS	50%	$2.70	$3.10	$3.60	$3.43
Revenue Growth	50%	$990M	$1,030M	$1,095M	$1,132M
2023 NEO Compensation Program
The Compensation Committee and management continue to believe that the NEOs should be critically focused on improving stockholder value through driving the profitable growth of the organization. As such, under the 2023 annual incentive program, the Compensation Committee retained Organic Revenue Growth and Adjusted EBITDA Margin as the primary annual incentive financial metrics, with a combined 75% weighting. The Compensation Committee and management also recognize the importance of the nature by which these financial results are achieved and retained Strategic Measures, including Environmental, Social and Governance (ESG) goals, with a 25% weighting, a majority of which is tied to predefined quantitative goals. As in the prior year, the combination of the financial metrics and the Strategic Measures with quantitative goals results in 90% of the total annual incentive opportunity tied to metrics that use predefined, quantitative goals.
Additionally, the Compensation Committee maintained the long-term incentive program design used in 2022. As such, 70% of the target long-term incentive program value was granted in the form of PSUs and 30% was granted in the form of RSUs. The final payout of the PSUs will be determined at the end of the full three-year period based on performance against predetermined, three-year cumulative goals for Adjusted Diluted EPS and Revenue Growth. As in prior years, we cannot disclose the specific goals at this time due to their material, non-public nature.

For 2023, the Compensation Committee approved the following compensation for the NEOs:

Compensation Element	C. Mark Hussey(1)	J. Ronald Dail	John D. Kelly(2)	Ernest W. Torain, Jr.(3)
Base Salary	$925,000	$650,000	$575,000	$450,000
Target AIP Opportunity (% of Salary)	125%	90%	100%	75%
Target LTI Opportunity (% of Salary)	225%	125%	175%	125%
(1)The increase in Mr. Hussey's base salary and target AIP and LTI opportunities are reflective of his appointment as chief executive officer, effective January 1, 2023.
(2)The increase in Mr. Kelly's base salary and target AIP and LTI opportunities are in recognition of his individual performance and contributions. 2023 will be Mr. Kelly's seventh year in the role.
(3)The increase in Mr. Torain's base salary and target AIP and LTI opportunities are in recognition of his individual performance and contributions, as well as part of a multi-year strategy to position his pay closer to market median. 2023 will be Mr. Torain's fourth year in the role.

SECTION 4 - ADDITIONAL INFORMATION ON OUR COMPENSATION PROGRAMS
Competitive Market Data
The Compensation Committee reviews external market data to inform its decisions about NEO target pay opportunities. When determining NEO pay for 2022, the Compensation Committee relied on two market data sets:
1.Publicly reported compensation data from a Compensation Committee-approved peer group
2.Radford Global Technology Survey data for companies with comparable total revenues
In October 2021, the Compensation Committee approved the removal of HMS Holdings Corp. from the peer group as it was acquired in April 2021 which resulted in a lack of public NEO pay data.
The 2022 peer group consisted of the following 12 companies:

Allscripts Healthcare Solutions, Inc.	ICF International, Inc.
CBIZ, Inc.	Korn Ferry
CRA International, Inc.	LiveRamp Holdings, Inc.
Exponent, Inc.	NextGen Healthcare, Inc.
FTI Consulting Inc.	Premier, Inc.
Heidrick & Struggles International, Inc.	Resources Connection, Inc.
The peer companies represent business-to-business service providers in the Research and Consulting Services, Human Resource and Employment Services, Health Care Technology, Health Care Services, or IT Consulting and Other Services industry sectors with the following characteristics as of the date of the review performed in October 2021:
•Revenues from 0.1x to 5.5x Huron’s revenues; and
•Market capitalization from 0.1x to 5.5x Huron’s market capitalization.
Employment Agreements
Huron has entered into agreements with each of the named executive officers that provide for benefits upon termination of employment under certain circumstances, including in connection with a change of control of the Company. Huron provides these benefits as a means of remaining competitive, retaining executive officers, focusing executive officers on stockholder interests when considering strategic alternatives, and providing income protection in the event of involuntary loss of employment. In general, these arrangements provide for severance benefits upon Huron’s termination of the executive’s employment without cause or resignation by the executive for good reason (constructive termination). In the event of a change of control of Huron and if the executive’s employment is terminated without cause or he resigns for good reason, the executive will receive enhanced severance benefits. Huron provides these enhanced severance benefits only with a “double trigger” because the Company believes that the executive officers would be materially harmed in a change of control only if it results in reduced responsibilities or compensation or loss of employment for the executive. Huron employment agreements do not provide for any gross-ups.

More information on our use of employment agreements, including the estimated payments and benefits payable to the named executive officers, is provided under the “Potential Payments Upon Termination or Change of Control” section of this Proxy Statement.
Role of Compensation Committee
The Compensation Committee is primarily responsible for administering our executive compensation program in a manner consistent with our compensation philosophy and objectives. The principal functions of the Compensation Committee are to:
•set salaries and annual and long-term incentive levels for the CEO and other named executive officers, so that the program is promoting stockholder value;
•evaluate annually the performance of the CEO (in coordination with the full board) and review the CEO evaluations of the other named executive officers;
•review and approve the design and competitiveness of our compensation plans, executive benefits and perquisites;
•review and approve the total cash and stock bonus pools for the organization, and approve the individual incentive payout awards for the named executive officers;
•review director compensation and make recommendations to the board;
•review and approve goals used for the annual and long-term incentive plans;
•retain or terminate, in its sole discretion, any independent compensation consultant used to assist the Compensation Committee;
•review and evaluate compensation arrangements to assess whether they could encourage undue risk taking; and
•create a Compensation Committee report on executive compensation for inclusion in the Proxy Statement.
The Compensation Committee exercises its judgment on an independent basis and works closely with our board of directors and the executive management team in making many of its decisions. To support its decision making, the Compensation Committee has retained the services of an independent compensation consultant. The Compensation Committee has the sole authority to amend or terminate the services of its independent consultant.
In 2022, the Compensation Committee was comprised entirely of independent directors.
Role of Management
Our CEO works together with the chief human resources officer and the Compensation Committee of our board to establish, review and evaluate compensation packages and policies for our executive officers. Our CEO reviews the performance of each named executive officer and makes recommendations to the Compensation Committee based on his review. Our executive officers provide input into our strategic goals for future performance periods. The Compensation Committee carefully reviews all information before finalizing incentive goals, as we believe such a process is consistent with good governance. Prior to determining the size of the bonus pool for all employees other than NEOs, management reviews Company and practice-level performance with the board so that the bonus pool and Company profitability balances stockholder returns and retention of employees. Our CEO does not participate in the decisions related to his own compensation.
Role of Compensation Advisor
The Compensation Committee retains an independent advisor to assist in the ongoing assessment of our executive compensation strategy and program. The Compensation Committee's independent advisor reports directly to the Compensation Committee and serves at its sole discretion and does not perform any services for the Company other than those in connection with its work for the Compensation Committee. Pay Governance serves as the Compensation Committee’s independent advisor.
The Compensation Committee annually assesses whether the independent advisor's work has raised any conflict of interest. The Compensation Committee has determined, based on its analysis of NASDAQ requirements, that the work of Pay Governance and the individual compensation advisors employed by Pay Governance as compensation consultants to the Company has not created any conflict of interest.
Health and Welfare Benefits
The named executive officers are eligible for the same health and welfare benefits generally available to Huron employees.

Deferred Compensation Plan
The Company also offers a nonqualified deferred compensation plan (the “DCP”) to all managing directors, corporate vice presidents, named executive officers and non-employee directors. The DCP allows participants to elect to defer up to 75% of their base salary and 100% of their annual cash incentive into a deferred compensation account and to choose from a number of investment alternatives. Non-employee directors may elect to defer up to 100% of their cash compensation into the DCP. Earnings are credited based on the returns of the investment options selected by the participant. Any amounts contributed may be deferred until a later date or may become payable in connection with a participant's retirement, death, disability or other separation from service.
Perquisites
Huron did not provide material perquisites over and above those commonly available to the broader Huron employee population or similarly situated key management employees to any named executive officer in 2022. The Company provides enhanced disability and life insurance benefits to all of its managing directors, corporate vice presidents and executive officers. Named executive officers and practice leaders are also offered reimbursement of the cost of an annual executive physical examination.
Clawback Provisions
The Company's incentive compensation recoupment policy (commonly referred to as a “clawback policy”) provides for the potential recoupment of bonuses or awards paid to executive officers and such other individuals designated by our non-employee directors under our short-term and long-term incentive compensation plans, where the payout or actual award received was determined based in part on the financial performance of the Company. In the event of a material restatement of our quarterly or annual financial results, our non-employee directors will review all incentive compensation awarded to those individuals covered by the policy based upon the achievement of financial results that were the subject of the restatement. The non-employee directors have the authority to recoup all or a portion of the incentive compensation to the extent that the amount of such compensation would have been lower than the amount actually awarded, granted, paid, earned, deferred or vested based on the achievement of financial results that were subsequently reduced due to such restatement.
Stock Ownership Guidelines and Holding Requirements
The stock ownership guidelines for Huron's named executive officers and non-employee directors, set forth below, are consistent with peer practices and designed to promote alignment with the interests of stockholders and the Company’s commitment to sound corporate governance.

Position	Stock Ownership Guideline
CEO	5x salary
COO and CFO	2x salary
Other Executive Officers	1x salary
Non-employee Directors	5x the annual retainer
Until the relevant stock ownership target is achieved, executive officers and non-employee directors are required to retain a number of shares equal to at least 60% of the net after tax proceeds from the exercise of stock options or vesting of restricted stock and performance units. Only shares owned outright count towards ownership requirements. Unexercised stock options and unvested performance units or unvested restricted stock do not count. Each of our NEOs and non-employee directors are in compliance with the terms of our share ownership guidelines.
Hedging and Pledging
The Company has an insider trading policy that prohibits directors, officers, employees and contractors from entering into transactions in publicly-traded puts, calls or other derivative securities with respect to Huron’s stock and prohibits any other transaction that “hedges” the ownership in Huron’s stock or holding Company securities in a margin account or pledging Company securities as collateral for a loan.
Tax Considerations
Section 162(m). Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation paid in excess of $1 million for any fiscal year to a company’s "covered employees". The Compensation Committee expects in the future to authorize compensation in excess of $1 million to employees that will not be deductible under Section 162(m) when it believes doing so is in the best interests of the Company and its stockholders. The Company considers it important to retain the flexibility to design a compensation program that is in the best long-term interests of the Company and its stockholders, even if certain payments under the program are not deductible under Section 162(m).

Section 280G. Section 280G of the Code disallows a company’s tax deduction for certain payments in connection with a change of control defined as “excess parachute payments,” and Section 4999 of the Code imposes a 20% excise tax on certain persons who receive excess parachute payments. The senior management agreements in effect ensure that any covered payments would be reduced to the extent necessary so that no portion of such payments is subject to the excise tax.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the information contained under the caption “Compensation Discussion and Analysis” and, based on this review and discussion, has recommended to the board of directors that it be included in this Proxy Statement and incorporated by reference into our 2022 Annual Report on Form 10-K.
Debra Zumwalt, Chair
H. Eugene Lockhart
Hugh E. Sawyer
Ekta Singh-Bushell

REQUIRED COMPENSATION DISCLOSURES
2022 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)(2)	Non Equity Incentive Plan Compensation ($)	Stock Awards ($)(3)(4)(5)	All Other Compensation ($)(6)	Total Compensation ($)
James H. Roth(7)(8) Chief Executive Officer	2022	950,000	740,000	1,835,400	2,508,822	32,408	6,066,630
	2021	950,000	—	1,330,000	1,282,475	33,380	3,595,855
	2020	947,917	394,478	470,022	2,137,486	41,543	3,991,446
C. Mark Hussey(9) President and Chief Operating Officer	2022	800,000	430,000	1,104,000	1,643,228	38,603	4,015,831
	2021	800,000	—	800,000	840,005	35,394	2,475,399
	2020	797,917	237,280	282,720	1,400,009	32,650	2,750,576
J. Ronald Dail(10)(11) Executive Vice President and Chief Operating Officer	2022	612,500	—	766,487	1,382,733	26,154	2,787,874

John D. Kelly Executive Vice President, Chief Financial Officer and Treasurer	2022	525,000	205,000	652,050	1,029,306	29,034	2,440,390
	2021	525,000	—	472,500	472,463	26,977	1,496,940
	2020	522,292	140,144	166,982	1,537,500	26,677	2,393,595
Ernest W. Torain, Jr.(12) Executive Vice President, General Counsel and Corporate Secretary	2022	398,333	80,000	276,000	516,327	33,486	1,304,146
	2021	360,000	—	180,000	194,414	31,024	765,438
	2020	285,000	53,388	63,612	423,985	25,537	851,522
(1)The bonus amounts paid in 2022 represent the first installment of the three-year cash retention awards, which were awarded in 2021 to retain the NEOs continued leadership through the COVID-19 pandemic and in recognition of their exceptional performance during 2020.
(2)The bonus amounts awarded in 2020 represent discretionary awards approved by the Compensation Committee to align the NEO's total payout, as a percentage of target, with the broader corporate bonus funding level.
(3)This column represents the aggregate grant date fair value of restricted stock and/or performance share unit and/or performance-based stock option awards. The value of the performance share units and performance-based stock options in the table is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718.
(4)The stock awards granted in 2022 include the full value awarded under the 2022 long-term incentive program and one-third of the overall value awarded as performance share units under the 2021 long-term incentive program. The 2021 long-term incentive program retains a three-year cumulative performance cycle, but sets annual goals for both Adjusted Diluted EPS and Revenue Growth. Upon the Compensation Committee's approval of the 2022 annual goals for the 2021 long-term incentive program, one-third of the overall value awarded in 2021 was deemed granted in February 2022 pursuant to FASB ASC Topic 718.
(5)The stock awards granted in 2021 include one-third of the overall value awarded as performance share units under the 2021 long-term incentive program as the Compensation Committee had not yet approved the 2022 and 2023 annual goals against which the second and third components of the award would be measured. The 2022 and 2023 annual goals were approved by the Compensation Committee in February 2022 and February 2023, respectively, at which time the shares were deemed granted pursuant to FASB ASC Topic 718.
(6)All Other Compensation for 2022 is detailed in the table below.
(7)The increase in Mr. Roth's 2022 total compensation compared to 2021 reflects the payment made in 2022 for the first installment of the three-year cash retention award granted in 2021, as well as the grant of the second tranche of the 2021 long-term incentive program in 2022. No changes were made to Mr. Roth's base salary, annual incentive opportunity or long-term incentive opportunity.
(8)Mr. Roth served as chief executive officer through December 31, 2022, at which time he was succeeded by Mr. Hussey effective January 1, 2023. Mr. Roth continues to serve as Vice Chairman, Client Services effective January 1, 2023.
(9)Mr. Hussey served as president and chief operating officer through June 30, 2022, at which time he was succeeded by Mr. Dail effective July 1, 2022. Mr. Hussey continued to serve as president through December 31, 2022, and effective January 1, 2023, began serving as president and chief executive officer.

(10)Mr. Dail has served as executive vice president and chief operating officer since July 1, 2022, prior to which he led Huron’s healthcare performance improvement business unit.
(11)Mr. Dail's 2022 non-equity incentive plan compensation is inclusive of his earned non-equity incentive compensation under the NEO annual incentive plan and Healthcare Managing Director annual incentive plan, prorated for his time served as a managing director in the Healthcare business unit. More detail on these programs can be found within the 2022 Grants of Plan-Based Awards table below. Additionally, this total includes $122,837 earned under the Healthcare Managed Services incentive program, a commission-based program for the Healthcare Managed Services offering that is determined based on the revenue generated on certain engagements.
(12)Mr. Torain has served as executive vice president, general counsel and secretary since March 1, 2020.
2022 All Other Compensation

Name	Executive Long-Term Disability Insurance ($)(1)	Executive $1MM Term Life Insurance ($)(2)	Company Provided 401(k) Match ($)(3)	Other Benefits and Perquisites ($)(4)	Total All Other Compensation ($)
James H. Roth	5,082	4,256	18,300	4,770	32,408
C. Mark Hussey	7,102	7,956	18,300	5,245	38,603
J. Ronald Dail	5,545	2,309	18,300	—	26,154
John D. Kelly	4,354	963	18,300	5,417	29,034
Ernest W. Torain, Jr.	5,791	4,150	18,300	5,245	33,486
(1)Executive Long-Term Disability Insurance is provided to all executives, managing directors and principals.
(2)Executive Term Life Insurance is provided to all executives, managing directors and principals.
(3)Huron provides a Company 401(k) match to all participating employees.
(4)Other Benefits and Perquisites include the cost of executive physicals, which Huron pays for executives and certain managing directors.
2022 GRANTS OF PLAN-BASED AWARDS
The following table summarizes the grants of equity awards and annual cash incentive awards for 2022 to each named executive officer.

			Estimated Future Payouts Under Non Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Date of Compensation Committee Action	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock (#)	Exercise or Base Price of Option Awards ($/Sh)	Full Grant Date Fair Value of Each Award ($)(8)
James H. Roth	2/21/2022	2/21/2022	—	—	—		895	7,953	8,748	—	—	371,326	(3)
	3/1/2022	2/21/2022	—	—	—		3,879	31,030	62,060	—	—	1,496,267	(4)
	3/1/2022	2/21/2022	—	—	—		—	—	—	13,298	—	641,230	(7)
			83,125	1,330,000	2,660,000	(1)	—	—	—	—	—	—
C. Mark Hussey	2/21/2022	2/21/2022	—	—	—		586	5,209	5,730	—	—	243,208	(3)
	3/1/2022	2/21/2022	—	—	—		2,541	20,324	40,648	—	—	243,208	(4)
	3/1/2022	2/21/2022	—	—	—		—	—	—	8,710	—	41,996	(7)
			50,000	800,000	1,600,000	(1)	—	—	—	—	—	—

J. Ronald Dail	3/1/2022	2/21/2022	—	—	—		1,944	7,777	7,777	—	—	—	(5)
	3/1/2022	2/21/2022	—	—	—		1,838	7,353	7,353	—	48.22	—	(5)
	3/1/2022	2/21/2022	—	—	—		—	—	—	5,294	—	255,277	(6)
	7/1/2022	6/22/2022	—	—	—		958	7,666	15,332	—	—	—	(4)(5)
	7/1/2022	6/22/2022	—	—	—		—	—	—	1,848	—	121,876	(2)(7)
			—	300,000	525,000	(2)	—	—	—	—	—	—
			—	275,000	481,250	(2)	—	—	—	—	—	—
			18,281	292,500	585,000	(1)(2)	—	—	—	—	—	—
John D. Kelly	2/21/2022	2/21/2022	—	—	—		330	2,930	3,223	—	—	136,802	(3)
	3/1/2022	2/21/2022	—	—	—		1,620	12,956	25,912	—	—	624,738	(4)
	3/1/2022	2/21/2022	—	—	—		—	—	—	5,553	—	267,766	(7)
			29,531	472,500	945,000	(1)	—	—	—	—	—	—
Ernest W. Torain, Jr.	2/21/2022	2/21/2022	—	—	—		136	1,206	1,327	—	—	56,308	(3)
	3/1/2022	2/21/2022	—	—	—		835	6,678	13,356	—	—	322,013	(4)
	3/1/2022	2/21/2022	—	—	—		—	—	—	2,862	—	138,006	(7)
			12,500	200,000	400,000	(1)	—	—	—	—	—	—
(1)The target, threshold and maximum represent the range of cash award that could be earned under the 2022 NEO annual incentive program. There is no payout if a threshold level of performance is not achieved for any financial or strategic measure. The minimum amount that could be paid is 6.25% of target, calculated as threshold payout of 25% for the lowest weighted component of the 2022 NEO annual incentive program. Maximum payout represents 200% of target. Based on the achievement of specific financial goals and strategic measures, the Compensation Committee determined that 138% of the target award was earned for 2022.
(2)Prior to his appointment as chief operating officer effective July 1, 2022, Mr. Dail was eligible for annual cash and long-term incentive awards under the Managing Director annual incentive program. Under this program, Mr. Dail's initial target cash award was $300,000 and his target long-term incentive award was $275,000, with payouts in a range of 0-175%, as shown in the table above. The long-term incentive award is intended to be granted in the form of restricted stock in the following year, but may be paid in cash at the discretion of management. Upon his appointment as chief operating officer effective July 1, 2022, Mr. Dail's Managing Director target cash award and long-term incentive program were prorated by 50%. Based on the achievement of specific financial goals for both the Healthcare business unit and Huron, as well as in consideration of his personal performance as a Managing Director and additional compensation received under the Healthcare Managed Services incentive program, the Compensation Committee awarded a $111,500 cash award and a $128,500 long-term incentive award to Mr. Dail under the 2022 Managing Director annual incentive program. The cash award was paid in March 2023 and the long-term incentive award was granted in the form of restricted stock with a four-year vesting term in March 2023.
In addition to his 2022 Managing Director annual incentive awards, Mr. Dail was granted a target cash award under the 2022 NEO annual incentive program, the target amount of which reflected his time served as chief operating officer in 2022, as well as a grant of restricted stock under the 2022 NEO long-term incentive program, the target amount of which also reflected his time served as chief operating officer in 2022. See Note 1 for additional information on the 2022 NEO annual incentive program and Note 7 for additional information on the grant of restricted stock under the 2022 NEO long-term incentive program.
(3)The February 21, 2022 grant of performance stock units (PSUs) to the NEOs represents the second component of the full 2021 long-term incentive award for the 2021-2023 performance cycle whose funding is based on 2022 performance as well the incorporation of performance against a cumulative three-year Revenue Growth goal. The PSUs can be earned from 11.25% of target for threshold performance up to 200% of target for maximum performance. The threshold of 11.25% would be achieved if the threshold payout of 25% is only earned for one of the financial components, and the three-year Revenue Growth goal is not achieved, such that the award is modified with a 0.9x multiplier. If threshold performance is not achieved, the award will be forfeited. The third and final component of the 2021 long-term incentive award, funding for which is based on 2023 performance as well as the cumulative three-year Revenue Growth goal was granted in March 2023 when the annual goals were approved by the Compensation Committee. Final payout for all three components of the 2021 long-term incentive program will be determined at the end of the full three-year period and incorporate our performance against the three-year cumulative Revenue Growth goals. Any earned PSUs will vest on March 1, 2024. These PSUs were granted under the Company's 2012 Omnibus Incentive Plan.
(4)The March 1, 2022 grant of PSUs to the NEOs is based on the performance against predefined financial measures of Adjusted Diluted EPS and Revenue Growth over the three-year performance cycle from 2022-2024. The PSUs can be earned from 12.5% of target for threshold performance up to 200% of target for maximum performance; however, if threshold performance is not achieved, the award will be forfeited. The PSUs that are earned will vest on March 1, 2025. These PSUs were granted under the Company's 2012 Omnibus Incentive Plan.

(5)Prior to his appointment as chief operating officer effective July 1, 2022, Mr. Dail was granted PSUs and performance stock options (PSOs), the funding of both to be determined against predefined revenue measures for the Healthcare industry over the 2022 fiscal year. The PSUs and PSOs could be earned from 25% of target for threshold performance up to target for maximum performance. Upon his appointment as chief operating officer, these PSUs and PSOs were prorated by 50% to account for his mid-year appointment as chief operating officer. Based on the achievement of the predefined Revenue measures, the Compensation Committee determined that 100% of the prorated PSUs and PSOs granted under the Healthcare grant was earned for 2022. The earned PSUs and PSOs will continue to vest one-third annually beginning March 1, 2023. These PSUs and PSOs were granted under the Company's 2012 Omnibus Incentive Plan.
Additionally, Mr. Dail received a grant under the 2022 NEO long-term incentive program upon his appointment effective July 1, 2022. The target amount of this grant reflected his time served as chief operating officer during the performance period of the 2022 NEO long-term incentive program. See Note 4 for additional information on the grant of PSUs under the 2022 NEO long-term incentive program.
(6)Prior to his appointment as chief operating officer effective July 1, 2022, Mr. Dail was granted restricted stock under the Managing Director annual incentive program for 2021. Under the 2021 program, Mr. Dail was eligible to receive a restricted stock grant in 2022 for performance of the Healthcare business unit in 2021, the amount of which is reflected in the table above. Upon his appointment as chief operating officer, this restricted stock grant was prorated for his time served as Managing Director in the Healthcare business unit in 2022.
(7)This restricted stock grant was made under the 2022 long-term incentive program for all NEOs and includes a three-year vesting period. The restricted stock was granted under the Company’s 2012 Omnibus Incentive Plan.
(8)The full grant date fair value of all restricted stock and PSU grants are based on the closing price of Huron stock on the date of grant, which was $46.69, $48.22 and $65.95 on February 21, 2022, March 1, 2022 and July 1, 2022, respectively; and for performance-based awards, the estimate of expected funding as of the grant date. As of the grant date, the PSUs granted under the NEO long-term incentive programs were estimated to be earned at target and the PSUs and PSOs granted to Mr. Dail under the Managing Director long-term incentive program were estimated not to be earned. The full grant date fair value of the PSO grant to Mr. Dail on March 1, 2022 was calculated using the Black-Scholes option pricing model using assumptions as of the grant date and an estimate of expected funding as of the grant date. The total number of PSUs to be earned by the recipients of these awards is contingent on meeting specific financial targets as described in Notes 3, 4 and 5 above.
2022 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth certain information concerning outstanding stock and option awards as of December 31, 2022 for each named executive officer. Market value is based on the closing price of Huron stock of $72.60 on December 30, 2022, the last trading day of the fiscal year.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Yet Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Yet Vested ($)
James H. Roth	3/1/2013	6,054	—	39.19	3/1/2023	—	—	—	—
	3/1/2020	—	—	—	—	3,602 (1)	261,505	—	—
	3/1/2020	—	—	—	—	4,791 (2)	347,186	—	—
	3/1/2021	—	—	—	—	10,605 (1)	769,923	—	—
	3/1/2021	—	—	—	—	—	—	31,812 (3)	2,309,551
	3/1/2022	—	—	—	—	13,298 (1)	965,435	—	—
	3/1/2022	—	—	—	—	—	—	31,030 (4)	2,252,778
C. Mark Hussey	3/1/2020	—	—	—	—	2,360 (1)	171,336	—	—
	3/1/2020	—	—	—	—	3,138 (2)	227,808	—	—
	3/1/2021	—	—	—	—	6,947 (1)	504,352	—	—
	3/1/2021	—	—	—	—	—	—	20,836 (3)	1,512,694
	3/1/2022	—	—	—	—	8,710 (1)	632,346	—	—
	3/1/2022	—	—	—	—	—	—	20,324 (4)	1,475,522

J. Ronald Dail	3/1/2019	—	—	—	—	1,148 (5)	83,345	—	—
	3/1/2020	—	—	—	—	3,215 (5)	233,409	—	—
	3/1/2021	—	—	—	—	2,481 (5)	180,121	—	—
	3/1/2022	—	—	—	—	5,294 (5)	384,344	—	—
	3/1/2022	—	—	—	—	3,889 (6)	282,305	—	—
	3/1/2022	—	3,677 (6)	48.22	3/1/2029	—	—	—	—
	7/1/2022	—	—	—	—	1,848 (1)	134,165	—	—
	7/1/2022	—	—	—	—	—	—	7,666 (4)	556,552
John D. Kelly	3/1/2020	—	—	—	—	1,327 (1)	96,340	—	—
	3/1/2020	—	—	—	—	12,639 (7)	917,591	—	—
	3/1/2020	—	—	—	—	1,765 (2)	128,146	—	—
	3/1/2021	—	—	—	—	3,907 (1)	283,648	—	—
	3/1/2021	—	—	—	—	—	—	11,720 (3)	850,872
	3/1/2022	—	—	—	—	5,553 (1)	403,148	—	—
	3/1/2022	—	—	—	—	—	—	12,956 (4)	940,606
Ernest W. Torain, Jr.	4/1/2020	—	—	—	—	746 (1)	54,160	—	—
	4/1/2020	—	—	—	—	767 (1)	55,684	—	—
	4/1/2020	—	—	—	—	992 (2)	72,005	—	—
	3/1/2021	—	—	—	—	1,608 (1)	116,741	—	—
	3/1/2021	—	—	—	—	—	—	4,824 (3)	350,222
	3/1/2022	—	—	—	—	2,862 (1)	207,781	—	—
	3/1/2022	—	—	—	—	—	—	6,678 (4)	484,823
(1)Consists of unvested restricted stock as of December 31, 2022 that vests 33% annually over three years from the date of grant provided the individual is still employed by Huron on the applicable vesting date or is eligible for retirement under the Company's equity incentive plan.
(2)Consists of the 2020 grant of PSUs that vest based on performance for the 2020-2022 performance period. The amount reflected in the table equals 19%, the actual amount earned. The earned amount vested on March 1, 2023.
(3)Consists of the 2021 grant of PSUs that vest based on performance for the 2021 and 2022 annual periods as well as performance against a cumulative three-year Revenue Growth goal for the 2021-2023 performance period. Actual payouts may range from 0% to 200% of target with 11.25% paid for threshold performance. The threshold of 11.25% would be achieved if the threshold payout of 25% is only earned for one of the financial components, and the three-year Revenue Growth goal is not achieved, such that the award is modified with a 0.9x multiplier. The amount reflected in the table equals the maximum amount of the 2021 and 2022 components, which is reflective of the performance achieved to-date. The 2023 component was granted in March 2023. Once the 2021-2023 performance period is complete, the earned award will vest in its entirety on March 1, 2024.
(4)Consists of the 2022 grant of PSUs that vest based on performance for the 2022-2024 performance period. Actual payouts may range from 0% to 200% of target, with 12.5% paid for threshold performance. The amount reflected in the table equals the target amount. Once the 2022-2024 performance period is complete, the earned award will vest in its entirety on March 1, 2025.
(5)Consists of unvested restricted stock as of December 31, 2022, that vests 25% annually over four years from the date of grant provided the individual is still employed by Huron on the applicable vesting date or is eligible for retirement under the Company's equity incentive plan.
(6)Consists of the 2022 grant of PSUs and PSOs that are earned based on the performance of the Healthcare business unit in 2022. The amount reflected in the table equals the target amount, which is the actual amount earned. The earned awards will vest 33% annually over three years from the date of grant provided the individual is still employed by Huron on the applicable vesting date.
(7)Consists of unvested restricted stock as of December 31, 2022 that will vest 100% four years from the date of grant provided the individual is still employed by Huron on the applicable vesting date.
2022 OPTION EXERCISES AND STOCK VESTED
The following table sets forth certain information concerning stock options exercised and restricted stock vested during 2022 for each named executive officer.

	Option Exercises		Stock Awards
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
James H. Roth	22,661	349,848	34,718	1,712,639
C. Mark Hussey	13,875	173,745	22,563	1,113,033
J. Ronald Dail	—	—	8,177	435,606
John D. Kelly	—	—	12,076	595,709
Ernest W. Torain, Jr.	—	—	2,316	108,923
(1)The value realized on exercise equals the market value of Huron stock measured at the time of exercise minus the exercise price of the options, multiplied by the number of options exercised.
(2)The value realized on vesting equals the number of shares received on vesting multiplied by the closing price of Huron stock on the most recent business day preceding the vesting date.
2022 NONQUALIFIED DEFERRED COMPENSATION
The following table sets forth the deferred compensation activity for the named executive officers in 2022.

Name	Executive Contributions in 2022 ($)(1)	Company Contributions in 2022 ($)	Aggregate Earnings/Losses in 2022 ($)	Aggregate Withdrawals/ Distributions in 2022 ($)	Aggregate Balance as of 12/31/22 ($)
James H. Roth	—	—	(738,629)	—	3,297,444
C. Mark Hussey	—	—	(305,301)	—	1,532,121
J. Ronald Dail	—	—	—	—	—
John D. Kelly	—	—	—	—	—
Ernest W. Torain, Jr.	—	—	—	—	—
(1)There were no executive contributions made to the deferred compensation plan for 2022.
The Company maintains the deferred compensation plan (the "DCP"), which became effective July 1, 2006, for managing directors, corporate vice presidents, named executive officers and members of the board of directors. The DCP permits eligible employees to defer up to 75% of their base salary and 100% of their annual cash incentive and permits directors to defer up to 100% of their cash compensation. Participants are able to choose from a number of investment alternatives. Earnings are credited based on the returns of the investment options selected by the participant. Huron does not match any amounts deferred or otherwise contribute to the DCP except to make restoration payments to the accounts of participants who do not receive the maximum eligible 401(k) match as a result of participation in the DCP. Deferral elections for base salary and any guaranteed bonus must be made in the calendar year prior to earning such base salary or within 30 days of becoming eligible for the plan. The Company requires that deferral elections of the annual cash incentive must be made 12 months prior to the end of the applicable performance period.
Payments from the plan automatically begin upon termination of employment or separation from service as a director. Key employees, including executive officers, must wait six months after termination to receive payment from the plan. Participants may elect payment in a lump sum or annual installments for up to 15 years. Upon proof of financial hardship and approval from the Compensation Committee, a participant may be allowed an early distribution. Participants may also elect to receive payments prior to termination through a scheduled distribution.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Background
We have entered into agreements and maintain plans and arrangements that require us to pay or provide compensation and benefits to each of the named executive officers in the event of certain terminations of employment or a change of control.

Senior Management Agreements
Mr. Roth's senior management agreement as chief executive officer (the "Prior Roth Agreement") covered a term beginning on January 1, 2017 and continued for three years from that date. Following the expiration of that initial three-year term, the Prior Roth Agreement was renewed annually until a new senior management agreement was entered into, effective January 1, 2023, to reflect his expected contributions as a member of the senior leadership team in a similar capacity as the Company's Industry and Capability leaders (the "2023 Roth Agreement"). The 2023 Roth Agreement continues for one year from the effective date. Following the expiration of the initial one-year term, the 2023 Roth Agreement may be renewed and extended for an additional year or longer period subject to the approval of the Board. The 2023 Roth Agreement may be earlier terminated by Mr. Roth or the Company pursuant to its terms.
Mr. Hussey's senior management agreement in effect in 2022 (the "Prior Hussey Agreement") provided that his employment would continue unless either the Company or Mr. Hussey delivered to the other 60 days’ advance written notice of the cessation of employment. Effective January 1, 2023, we entered into a new senior management agreement with Mr. Hussey (the "2023 Hussey Agreement"), effective January 1, 2023, in connection with Mr. Hussey's appointment as chief executive officer. The 2023 Hussey Agreement continues for three years from the effective date. Following the expiration of the initial three-year term, the 2023 Hussey Agreement will be automatically renewed every twelve months, unless Mr. Hussey or the Company provides 60 days' notice to the other that such automatic renewal will cease. The 2023 Hussey Agreement may be earlier terminated by Mr. Hussey or the Company pursuant to its terms.
Mr. Dail, Mr. Kelly, and Mr. Torain's agreements provide that employment will continue unless either the Company or the executive delivers to the other 60 days’ advance written notice of the cessation of employment. These may be earlier terminated by the executive or the Company pursuant to their terms.
The following table summarizes how unvested equity awards will be addressed in the event of a termination under the senior management agreements that were in effect during 2022.

Event	Restricted Stock and Options	2020, 2021 and 2022 Performance Stock Units
Normal Vesting	33% annual vesting over 3 years for awards granted on or after 3/15/2017; 100% vesting after 4 years for the supplemental award granted to John D. Kelly on 3/1/2020.	100% of the earned PSUs vest in Q1 of the year following the end of the three year performance period.
Voluntary Termination	Forfeit.	Forfeit.
Termination for “Cause”	Forfeit.	Forfeit.
Approved Retirement (comply with non-compete provisions)	Subject to non-compete, vesting continues per normal course post-retirement.	Earned based on actual performance and will vest pro rata on March 1 of the year following the three year performance period based on number of days employed during the performance period. Subject to non-compete, vesting continues per normal course post-retirement.
Death or Disability	Full acceleration.	Earned based on actual performance and will vest pro rata on March 1 of the year following the three year performance period based on number of days employed during the performance period.
Involuntary/Good Reason Termination	Forfeit.	Earned based on actual performance and will vest pro rata on March 1 of the year following the three year performance period based on number of days employed during the performance period.

Event	Restricted Stock and Options	2020, 2021 and 2022 Performance Stock Units
Change of Control (“COC”), No Termination	No impact, assumed by acquirer.	If assumed by acquirer and converts shares into right to receive equivalent value shares in new entity then vesting continues per normal course.

If not assumed by acquirer or acquirer does not convert shares into right to receive equivalent value in shares of new entity and the COC occurs during the performance period, then the 2020 PSUs will vest at target and the 2021 and 2022 PSUs will vest at the greater of target or the level dictated by actual performance at the time of the COC (and with respect to the 2021 PSUs, without adjustment for the multiplier based on Revenue Growth).

If not assumed by acquirer or acquirer does not convert shares into a right to receive equivalent value in shares of the new entity and the COC occurs after the performance period, then the 2020 PSUs will vest at the level dictated by actual performance and the 2021 and 2022 PSUs will vest at the greater of target or the level dictated by actual performance at the time of the COC.

One share of Company common stock will be exchanged for each PSU and such common stock will receive the consideration paid by the acquirer in the COC.
Involuntary/Good Reason Termination Post-COC	Full acceleration.	Shares shall immediately fully vest at the greater of target or level dictated by actual performance (with respect to the 2021 PSUs actual performance will be determined without adjustment for the multiplier based on Revenue Growth).
The treatment of unvested equity awards granted to Mr. Roth and Mr. Hussey in the event of termination did not change with the execution of their new senior management agreements that are effective January 1, 2023. The terms and conditions of each equity award are subject to the terms of the applicable equity inventive plan of the Company and the equity awards' grant agreements.
Other Benefits
Mr. Roth, Mr. Hussey, Mr. Dail, Mr. Kelly, and Mr. Torain are eligible to participate in the Company’s various health and welfare benefit plans for its similarly situated key management employees.
Restrictive Covenants on Termination
For the applicable restricted period set forth in the senior management agreements of all executive officers except for Mr. Dail, such executive officers may not directly or indirectly (i) hire any employees of the Company or solicit, induce or encourage any employee of the Company or any client of the Company to leave, alter or cease his/her/its relationship with the Company or (ii) provide services that are the same as or similar to those offered by the Company to any client of the Company that he obtained as a client for the Company, to whom he provided services within the 12 months preceding termination of employment, or to whom he submitted a proposal during the six months prior to termination of employment. The restricted period for Mr. Roth and Mr. Hussey is 12 to 24 months (depending on the type of termination) following termination of employment. The restricted period for Mr. Kelly and Mr. Torain is 12 months following termination of employment for any reason.
Under Mr. Dail's senior management agreement, during his employment with the Company he may not directly or indirectly solicit, induce or encourage any employee of the Company or any client or other business relation to leave, alter or cease his/her/its relationship with the Company. In addition, for a period of 12 months following termination of his employment with the Company, he may not interfere with the Company's business relationship with a Company employee.
In addition, under the 2023 Roth Agreement and 2023 Hussey Agreement, for a period of 12 to 24 months (depending on the type of termination) following the termination of his employment, Mr. Roth and Mr. Hussey may not, directly or indirectly, provide services that are competitive with those of the Company to any person, firm or other business entity. All executives are also subject to a confidentiality and non-disclosure covenant.
Key Definitions
Definition of “Change of Control”
A Change of Control is defined in each of Mr. Roth, Mr. Hussey, Mr. Dail, Mr. Kelly and Mr. Torain's senior management agreements, including the 2023 Roth Agreement and 2023 Hussey Agreement, as:

•any person becomes a beneficial owner of 40% or more of the Company’s outstanding securities;
•there is a consummation of a merger or consolidation with any person unless (a) the voting securities of the Company outstanding immediately prior to the transaction continue to represent at least 50% of the combined voting power of the securities of the Company or such other surviving entity; (b) the merger is a recapitalization in which no person other than existing security holders becomes a beneficial owner representing 50% or more of the Company’s then outstanding securities; or (c) the merger does not represent a sale of all or substantially all of the Company’s assets;
•the stockholders approve a plan of complete liquidation or dissolution; or
•there is a disposition or sale of all or substantially all of the Company’s assets other than a sale or disposition in which at least 50% of the combined voting power of the voting securities are owned by stockholders of Huron.
Definition of “Good Reason”
The definition of “Good Reason” is defined under all of the senior management agreements, excluding the 2023 Roth Agreement, to mean a resignation following: (i) a failure to comply with any material term of the agreement by the Company; (ii) a material reduction in base salary or benefits coverage, provided that such reduction is without his or her consent, is not warranted by the Company’s financial condition, and is not a change that applies uniformly to similarly situated Company executives; or in the case of the Prior Roth Agreement and all of the senior management agreements for Mr. Hussey, Mr. Kelly and Mr. Torain (iii) a change in primary location of employment to a location that is more than 50 miles from Chicago, Illinois. The senior management agreements provide the Company the right to cure prior to a senior executive’s resignation for Good Reason. The 2023 Roth Agreement does not contemplate a resignation for Good Reason.
Definition of “Good Reason” in Relation to a Change of Control
Under each of the executive's senior management agreements, except the 2023 Roth Agreement, a Change of Control Good Reason occurs if certain adverse changes occur in anticipation of, or within twenty-four months following, a Change of Control including:
(a)any material breach of the senior management agreement by the Company;
(b)any material adverse change in the executive’s status, responsibilities or position with the Company;
(c)any material reduction in his base salary or target bonus, other than in connection with an across-the-board reduction in base salaries applicable in like proportions to all similarly situated executives of the Company and any direct or indirect parent of the Company;
(d)assignment of duties to the executive that are materially inconsistent with his position and responsibilities described in the senior management agreement, including, specifically, assignment of a position other than as chief executive officer of the surviving Company in the case of the Prior Roth Agreement and 2023 Hussey Agreement; or
(e)requiring the executive to be principally based at any office or location that is greater than 50 miles from Chicago, Illinois.
The 2023 Roth Agreement does not contemplate a resignation due to a Change of Control Good Reason.
Termination without Cause or Resignation for Good Reason
If any of the executives is terminated without Cause or resigns for Good Reason, as defined in his senior management agreement, upon executing a general release and waiver, the Company is obligated to pay severance and continuation of benefits in varying amounts. In addition, executives will receive pro rata vesting of performance stock units that would otherwise have been earned in the performance period.
The following severance benefits are payable to each of our named executive officers upon termination without Cause or resignation for Good Reason, except in the case of a Change of Control, as of December 31, 2022:

Executive	Severance Benefits
James H. Roth	An amount in cash equal to two times the sum of his then current annual base salary and his then current target bonus; pro rata bonus in the year of termination based on actual results; 24 months’ continuation of medical insurance; and pro rata vesting of performance stock units that would otherwise have been earned in the performance period. Severance amounts are payable in a lump sum.

C. Mark Hussey	An amount in cash equal to one and one-half times the sum of his then current annual base salary and his then current target bonus; pro rata bonus in the year of termination based on actual results; 18 months’ continuation of medical insurance; and pro rata vesting of performance stock units that would otherwise have been earned in the performance period. Severance amounts are payable in a lump sum.
J. Ronald Dail	An amount in cash equal to the sum of his then current annual base salary and his then current target bonus; pro rata bonus in the year of termination based on actual results; 12 months’ continuation of medical insurance; and pro rata vesting of performance stock units that would otherwise have been earned in the performance period. Severance amounts are payable in a lump sum.
John D. Kelly	An amount in cash equal to the sum of his then current annual base salary and his then current target bonus; pro rata bonus in the year of termination based on actual results; 12 months’ continuation of medical insurance; and pro rata vesting of performance stock units that would otherwise have been earned in the performance period. Severance amounts are payable in a lump sum.
Ernest W. Torain, Jr.	An amount in cash equal to the sum of his then current annual base salary and his then current target bonus; pro rata bonus in the year of termination based on actual results; 12 months’ continuation of medical insurance; and pro rata vesting of performance stock units that would otherwise have been earned in the performance period. Severance amounts are payable in a lump sum.
Under the terms of the 2023 Roth Agreement, in the event of a termination without Cause, Mr. Roth would receive an amount in cash equal to one-half times the sum of his then current annual base salary and his then current target bonus; pro rata bonus in the year of termination based on actual results; 12 months’ continuation of medical insurance; and pro rata vesting of performance stock units that would otherwise have been earned in the performance period.
Under the terms of the 2023 Hussey Agreement, in the event of a termination without Cause or resignation for Good Reason, Mr. Hussey would receive an amount in cash equal to two times the sum of his then current annual base salary and his then current target bonus; pro rata bonus in the year of termination based on actual results; 24 months’ continuation of medical insurance; and pro rata vesting of performance stock units that would otherwise have been earned in the performance period.
Under all senior management agreements, including the 2023 Roth Agreement and 2023 Hussey Agreement, in the event an executive qualifies for an approved retirement and signs a non-compete agreement, he would receive continued vesting of his stock options and restricted stock. There would be no acceleration, but the equity would continue to vest per the schedule as outlined in the grant agreements.
Termination of Employment Due to Death or Disability
Under each of the senior management agreements, including the 2023 Roth Agreement and 2023 Hussey Agreement, if any of our executives dies or becomes disabled, his estate will receive payment of base salary and a pro rata bonus at target through the date of termination. The executive and/or his eligible dependents shall receive continuation of medical benefits for six months. In addition, unvested time-based equity outstanding will vest and unvested performance-based awards will vest in accordance with the applicable grant agreement.
Termination of Employment Due to Termination other than for Resignation for Good Reason or Due to Cause
No severance or benefits are paid if an executive officer is terminated for Cause or resigns other than for Good Reason as defined in the executive’s senior management agreement.
Termination without Cause or Resignation for Good Reason Related to a Change of Control
If any of our executives is terminated without Cause or resigns for Good Reason in conjunction with a Change of Control, as defined in his senior management agreement, upon executing a general release and waiver, the Company is obligated to pay severance and continuation of benefits in varying amounts.
The following severance benefits are payable to each of our named executive officers upon termination without Cause or resignation for Good Reason, in the case of a Change of Control, as of December 31, 2022:

Executive	Severance Benefits
James H. Roth	An amount in cash equal to two and one-half times the sum of his then current annual base salary and his then current target bonus; pro rata target bonus in the year of termination; 30 months’ continuation of medical insurance; and accelerated vesting of all outstanding equity grants that were awarded at or prior to the time of the Change of Control. Severance amounts are payable in a lump sum.

C. Mark Hussey	An amount in cash equal to two times the sum of his then current annual base salary and his then current target bonus; pro rata target bonus in the year of termination; 24 months’ continuation of medical insurance; and accelerated vesting of all outstanding equity grants that were awarded at or prior to the time of the Change of Control. Severance amounts are payable in a lump sum.
J. Ronald Dail	An amount in cash equal to one and one-half times the sum of his then current annual base salary and his then current target bonus; pro rata target bonus in the year of termination; 18 months’ continuation of medical insurance; and accelerated vesting of all outstanding equity grants that were awarded at or prior to the time of the Change of Control. Severance amounts are payable in a lump sum.
John D. Kelly	An amount in cash equal to one and one-half times the sum of his then current annual base salary and his then current target bonus; pro rata target bonus in the year of termination; 18 months’ continuation of medical insurance; and accelerated vesting of all outstanding equity grants that were awarded at or prior to the time of the Change of Control. Severance amounts are payable in a lump sum.
Ernest W. Torain, Jr.	An amount in cash equal to one and one-half times the sum of his then current annual base salary and his then current target bonus; pro rata target bonus in the year of termination; 18 months’ continuation of medical insurance; and accelerated vesting of all outstanding equity grants that were awarded at or prior to the time of the Change of Control. Severance amounts are payable in a lump sum.
Under the terms of the 2023 Roth Agreement, in the event of a termination without Cause in conjunction with a Change of Control within the initial one-year term of the agreement, Mr. Roth would still receive an amount in cash equal to two and one-half times the sum of his then current annual base salary and his then current target bonus; pro rata target bonus in the year of termination; 30 months’ continuation of medical insurance; and accelerated vesting of all outstanding equity grants that were awarded at or prior to the time of the Change of Control.
Under the terms of the 2023 Hussey Agreement, in the event of a termination without Cause or resignation for Good Reason in conjunction with a Change of Control within the initial two-year period following the Change of Control, Mr. Hussey would receive an amount in cash equal to two and one-half times the sum of his then current annual base salary and his then current target bonus; pro rata target bonus in the year of termination; 30 months’ continuation of medical insurance; and accelerated vesting of all outstanding equity grants that were awarded at or prior to the time of the Change of Control.
Golden Parachute Cutback
All executive senior management agreements provide that, if any amount, right or benefit paid or payable to the executive under his senior management agreement or any other plan, program or arrangement would constitute an “excess parachute payment” under Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, then the amount of payments payable to the executive under his senior management agreement will be reduced to the extent necessary so that no portion of such payments is subject to such excise tax.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
The estimated amount payable or provided to each named executive officer in each situation is summarized below. These estimates are based on the assumption that the various triggering events occurred on the last day of 2022, along with other material assumptions noted below. The actual amounts that would be paid to a named executive officer upon termination or a change of control can only be determined at the time the actual triggering event occurs. The estimated amount of compensation and benefits described below does not take into account compensation and benefits that a named executive officer has earned prior to the applicable triggering event, such as equity awards that have previously vested in accordance with their terms or vested benefits otherwise payable under our compensation programs. The estimated amount of compensation and benefits also does not give effect to the 2023 Roth Agreement or 2023 Hussey Agreement that went into effect on January 1, 2023.
The following table and summary set forth potential payments we would be required to make to our named executive officers upon termination of employment or change of control. The table assumes termination of employment on December 31, 2022 and uses a share price of $72.60, the closing price of our stock on December 30, 2022, the last trading day of the fiscal year.

Name	Benefit	Voluntary Termination/ Retirement ($)	Termination without Cause or resignation for Good Reason ($)	Permanent Disability or Death ($)	Involuntary Termination Following Change of Control ($)
James H. Roth	Salary	—	1,900,000	—	2,375,000
	Bonus	—	2,660,000	—	3,325,000
	Pro rata annual bonus (1)	—	—	1,330,000	1,835,400
	Pro rata retention bonus (2)	—	616,420	616,420	616,420
	Equity acceleration (3)	—	—	1,996,863	3,479,656
	Benefits continuation	—	37,718	9,430	47,148
	Cutback (4)	—	—	—	-1,213,153
	Total Value	—	5,214,138	3,952,713	10,465,471
C. Mark Hussey	Salary	—	1,200,000	—	1,600,000
	Bonus	—	1,200,000	—	1,600,000
	Pro rata annual bonus (1)	—	—	800,000	1,104,000
	Pro rata retention bonus (2)	—	358,190	358,190	358,190
	Equity acceleration (3)	—	—	1,307,962	2,279,143
	Benefits continuation	—	27,900	9,300	37,200
	Cutback (4)	—	—	—	-474,226
	Total Value	—	2,786,090	2,475,452	6,504,307
J. Ronald Dail	Salary	—	612,500	—	918,750
	Bonus	—	702,837	—	1,054,256
	Pro rata annual bonus (1)	—	766,487	585,000	766,487
	Equity acceleration (3)	—	—	1,015,311	1,015,311
	Benefits continuation	—	17,448	8,724	26,172
	Cutback (4)	—	—	—	—
	Total Value	—	2,099,272	1,609,035	3,780,976
John D. Kelly	Salary	—	525,000	—	787,500
	Bonus	—	472,500	—	708,750
	Pro rata annual bonus (1)	—	652,050	472,500	652,050
	Pro rata retention bonus (2)	—	170,765	170,765	170,765
	Equity acceleration (3)	—	—	1,700,728	2,247,035
	Benefits continuation	—	18,859	9,430	28,289
	Cutback (4)	—	—	—	-1,166,210
	Total Value	—	1,839,174	2,353,423	3,428,179
Ernest W. Torain, Jr.	Salary	—	400,000	—	600,000
	Bonus	—	200,000	—	300,000

Pro rata annual bonus (1)	—	276,000	200,000	276,000
Pro rata retention bonus (2)	—	66,640	66,640	66,640
Equity acceleration (3)	—	—	434,221	741,188
Benefits continuation	—	18,859	9,430	28,289
Cutback (4)	—	—	—	-529,313
Total Value	—	961,499	710,291	1,482,804
(1)Pro rata bonus for termination without Cause or resignation for Good Reason is based on actual 2022 performance. For retirement eligible individuals, executive would receive the full bonus earned payable at the originally scheduled payout date consistent with other executives and thus is not included in the table. As of December 31, 2022, Mr. Roth and Mr. Hussey satisfied the age and service retirement criteria for these programs. See CD&A for disclosure regarding amount earned.
(2)Reflects pro rata vesting for the three-year cash retention award granted in 2021. If a named executive officer’s employment is terminated due to death, disability, termination without cause or resignation with good reason, he or his estate will receive payment of a pro-rated portion of the retention award through the date of termination, based on the award agreement.
(3)The acceleration of equity varies by grant and type of termination as outlined in the preceding sections. The value shown is equal to the number of accelerated shares times the closing price on the last day of the fiscal year. These amounts do not include the value of stock that continues to vest per the original schedule post termination, including:
(a)     A portion of the 2021 performance units would continue to vest for each of the named executive officers with the number of shares determined based on actual performance through December 31, 2022 and prorated for the number of days that the executive was employed during the performance period.
(b)    100% of the 2020 performance units would continue to vest for each of the named executive officers with the number of shares determined based on actual performance through December 31, 2022 and prorated for the number of days that the executive was employed during the performance period; note that additional COC values may be included if the actual payout is below target as executives will receive the greater of target or actual payout if terminated post COC.
(c)    Additionally, in the event an executive qualifies for an approved retirement, they would receive continued vesting of their stock per the schedule as outlined in the grant agreements. As of December 31, 2022, both Mr. Roth and Mr. Hussey satisfied the age and service retirement criteria for these programs.
(d)    Time‐based RSAs and RSUs are forfeited in the event of a Termination without Cause or Resignation for Good Reason.
(4)    In the event the total COC severance exceeds the IRC 280G safe harbor amount, then the executive’s total severance is reduced to the maximum safe harbor threshold amount as to not trigger any excise tax.
PAY VERSUS PERFORMANCE
The Company is providing the following disclosure about the relationship of the annual total compensation of our chief executive officer and other named executive officers to our total shareholder return, peer group shareholder return, our net income and our revenues. The information set forth below was not used by the Compensation Committee in setting compensation for our named executive officers as set forth in the Summary Compensation Table.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)(3)	Total Shareholder Return ($)(4)	Peer Group Total Shareholder Return ($)(4)	Net Income ($'000s)	Revenues ($'000s)
2022	6,066,630	8,811,255	2,637,060	3,593,717	106	122	75,552	1,132,455
2021	3,595,855	1,428,917	1,579,259	709,973	73	124	62,987	905,640
2020	3,991,446	1,314,867	1,691,684	1,003,158	86	94	(23,840)	844,127
(1)The principal executive officer (PEO) included in the summary compensation table total and compensation actually paid (CAP) total for each year was James H. Roth.
(2)The non-PEO NEOs included in the average summary compensation table total and average CAP for each year are as follows:
•2022 - C. Mark Hussey, J. Ronald Dail, John D. Kelly, and Ernest W. Torain, Jr.

•2021 - C. Mark Hussey, John D. Kelly, and Ernest W. Torain, Jr.
•2020 - C. Mark Hussey, John D. Kelly, Ernest W. Torain, Jr. and Diane Ratekin
(3)CAP was calculated by subtracting from the summary compensation total the grant date fair value of awards included in the summary compensation total, adding/(subtracting) the year-over-year change in fair value of unvested equity, adding/(subtracting) the year-over-year change in fair value of prior years' unvested equity that vested in the current year (valued as of the vest date), and adding the fair value of equity compensation granted in the current year (valued as of year-end). No dividends were paid in any year presented. Below is additional information on the total and average amount of equity compensation included in CAP for each year presented for the PEO and non-PEO NEOs:

	Components of PEO Equity Compensation Included in CAP				Components of non-PEO NEO Equity Compensation Included in CAP
($)	Fair Value of Equity Awards Granted in Current Year	Change in Fair Value of Unvested Equity Awards Granted in a Prior Year	Change in Fair Value of Equity Awards Vested in Current Year	Total Fair Value of Equity Awards included in CAP	Fair Value of Equity Awards Granted in Current Year	Change in Fair Value of Unvested Equity Awards Granted in a Prior Year	Change in Fair Value of Equity Awards Vested in Current Year	Total Fair Value of Equity Awards included in CAP
2022
PSU	3,136,181	834,364	2,451	3,972,996	1,194,458	249,917	203	1,444,578
PSO	—	—	—	—	34,649	—	—	34,649
Restricted Stock	965,435	322,499	(7,484)	1,280,450	440,446	210,798	3,735	654,979
Total	4,101,616	1,156,863	(5,033)	5,253,446	1,669,553	460,715	3,938	2,134,206
2021
PSU	396,855	(1,469,922)	(377,052)	(1,450,119)	155,439	(604,201)	(83,436)	(532,198)
Restricted Stock	793,759	(103,432)	(124,670)	565,657	310,877	(82,105)	(63,566)	165,206
Total	1,190,614	(1,573,354)	(501,722)	(884,462)	466,316	(686,306)	(147,002)	(366,992)
2020
PSU	1,486,424	(2,247,043)	—	(760,619)	457,231	(562,801)	—	(105,570)
Restricted Stock	637,014	(157,395)	(258,094)	221,525	450,407	(60,554)	(97,929)	291,924
Total	2,123,438	(2,404,438)	(258,094)	(539,094)	907,638	(623,355)	(97,929)	186,354
(4)The pay versus performance table above and the graph below compare the cumulative total shareholder return (TSR) on our common stock against the cumulative TSR of the stocks making up an industry peer group from December 31, 2019 through December 31, 2022. The industry peer group, which is consistent with the peer group used by the Company for its S-K Item 201(e) disclosures within the 2022 Annual Report on Form 10-K, is comprised of the following companies: CRA International, Inc. (CRAI), FTI Consulting, Inc. (FCN), ICF International, Inc. (ICFI), Premier, Inc. (PINC) and Resources Connection, Inc. (RGP). The graph and table assume a $100 investment in Huron Consulting Group Inc. common stock and an index of the industry peer group on December 31, 2019. The annual TSR for each member of the peer group assumes all dividends are reinvested and was weighted based on its stock market capitalization at the beginning of each year presented.
The below graphs illustrate the relationship between the compensation actually paid (CAP) to the principal executive officer (PEO) and i) total shareholder return for Huron and the peer group, ii) revenues and iii) net income from 2020 through 2022.

PEO CAP vs TSR
$94
$124
$122
$106
$8,811
$86
$73
$1,315
$1,429
2020
2021
2022
PEO CAP
HURN TSR
Peer TSR

PEO CAP vs Net Income and Revenues
$1,315
$(23,840)
$844,127
$1,429
$62,987
$905,640
$8,811
$75,552
$1,132,455
2020
2021
2022
PEO CAP
Net Income
Revenues

The increase in the PEO’s CAP in 2022 as compared to 2021 and 2020 is primarily due to the increase in the fair value of equity awards. From December 31, 2021 to December 31, 2022, our stock price increased from $49.90 to $72.60 and the expected funding of the 2020 and 2021 performance-based awards tied to performance against Adjusted Diluted EPS and Revenue Growth metrics increased from 0% to 19% for the 2020 awards and 100% to 153% for the 2021 awards.
While the PEO’s CAP increased each year from 2020 through 2022, the average CAP for the non-PEO NEOs decreased in 2021 compared to 2020. This decrease was driven by the additional grant in the prior year (2020) of restricted stock awarded to Mr. Kelly as well as the initial grant of restricted stock in the prior year (2020) to Mr. Torain upon his hiring. The additional grant of restricted stock awarded to Mr. Kelly in 2020 was in recognition of his outstanding performance and as a retention incentive given his critical role within the Company. These grants are reflected in the calculation of average CAP initially at the year-end fair value in 2020, and subsequently remeasured in 2021 at the lower stock price as of December 31, 2021.
Financial Performance Measures
The Compensation Committee uses the following four financial measures when determining actual compensation paid to the named executive officers:
•Revenue growth;
•Organic revenue growth;
•Adjusted EBITDA margin; and
•Adjusted diluted earnings per share.
CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the relationship of the annual total compensation of our median-paid employee to the annual total compensation of Mr. Roth, our CEO. We believe that the pay ratio disclosed below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.
For 2022,
•The annual total compensation of our median employee was $103,218.
•Mr. Roth’s annual total compensation, as reflected in the Summary Compensation Table included in this Proxy Statement, was $6,066,630.
•Based on this information, the ratio of the annual total compensation of Mr. Roth to the annual total compensation of our median employee is estimated to be 58.8 to 1.
We identified the median employee by examining the 2022 total cash compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2022. We included all employees, whether employed on a full-time or part-time basis. We annualized the base compensation and bonus for all employees that were not employed by us for all of 2022 unless they were designated as temporary or seasonal positions.
In addition, in order to identify our median employee in 2022, we (i) utilized the exemption permitted under Item 402(u) of Regulation S-K to exclude a total of 137 employees from Canada, the United Kingdom, Singapore, and Switzerland (which, in the aggregate, comprised less than 5% of our total employee population as of December 31, 2022), resulting in a net employee population of 5,652, of which 1,575 are located in India and (ii) adjusted non-U.S. employee pay applying foreign currency exchange rates as of December 31, 2022.
We calculated 2022 annual total compensation for our median employee using the same methodology we use for our NEOs as set forth in the Summary Compensation Table.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2022, there were no Compensation Committee interlocks and no insider participation in Compensation Committee decisions that were required to be reported under the rules and regulations of the 1934 Act.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
It is the responsibility of the Audit Committee to review and approve, ratify or disapprove proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed pursuant to the SEC’s related person disclosure requirements). In addition, it is the policy of management and board members to discuss at a meeting of the board of directors, or the appropriate board committee, those transactions requiring disclosure pursuant to the SEC’s related person disclosure requirements between Huron and a board member or a principal stockholder and members of their immediate families.
In addition, Huron has a Code of Business Conduct and Ethics (the “Code of Conduct”), a copy of which is posted on our web site at www.huronconsultinggroup.com, that applies to directors and employees and their family members. The Code of Conduct, among other things, has a policy governing conflicts of interest generally and, in particular, prohibiting certain business arrangements with the Company and clients of the Company, entering into relationships that may be perceived as impairing the ability of the individual or Huron from performing his/her or its duties, as the case may be, in an impartial manner, and use of corporate property for improper personal gain. Any exceptions require disclosure and approval by the Chief Compliance Officer and, in the case of officers and directors, by the Audit Committee of the board of directors. The Code of Conduct also prohibits Huron from making any personal loans or guaranteeing any personal obligations of board members and executive officers.

PROPOSAL 2
TO APPROVE AN AMENDMENT TO THE COMPANY'S THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
The board of directors has approved, and unanimously recommends, that the Company's stockholders approve an Amendment to the Company’s Third Amended and Restated Certificate of Incorporation providing for the elimination of the classified board structure over a three year period (the “Declassification Amendment”). The full text of the Declassification Amendment is set forth in Appendix A to this Proxy Statement.
Background
Our current classified board structure has been in place since we became a public company in 2004. The Company is committed to reviewing and adopting corporate governance practices that are in the best interests of both the Company and our stockholders and has evaluated the Company’s classified board structure on numerous occasions to ensure that it is consistent with the best interests of the Company and its stockholders. After reviewing our governance practices and the views of our stockholders, the board of directors has decided to adopt the Declassification Amendment to provide for the annual election of directors.
Proposed Amendment to the Third Amended and Restated Certificate of Incorporation
The Company’s current Third Amended and Restated Certificate of Incorporation divides the board of directors into three classes that are elected for staggered, three-year terms. If the Declassification Amendment is adopted by the stockholders, then, beginning with the class of directors standing for election at the Company’s 2024 Annual Meeting, directors would be elected for a term expiring at the next annual meeting and when his or her successors are duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.
The approval of the Declassification Amendment by the stockholders would not shorten the terms for any previously elected directors. This means that, even if the Declassification Amendment is approved by the stockholders, directors who were elected prior to the 2024 Annual Meeting would continue to hold office until the end of the terms for which they were elected and until their successors are duly elected and qualified. Accordingly, directors elected at the 2022 Annual Meeting would continue to have a term that expires at the 2025 Annual Meeting and directors elected at the 2023 Annual Meeting would continue to have a term that expires at the 2026 Annual Meeting. If the Amendment is approved by the stockholders, all directors will be elected on an annual basis beginning at the 2026 Annual Meeting.
The Declassification Amendment will not change the present number of directors or our Board’s authority to fill any vacancies or newly created directorships. Under the Declassification Amendment, beginning with the 2026 Annual Meeting of Stockholders, any director elected to fill a vacancy or newly created directorship would serve for a term expiring at the next annual meeting of stockholders following his or her appointment. However, until the election of directors at the 2026 Annual Meeting of Stockholders the Board will be deemed classified and any director elected to fill a newly created directorship or vacancy would serve for the remainder of the full term of the class of directors for which the newly created directorship was created or the vacancy occurred.
Further, from and after the 2026 Annual Meeting, the stockholders will be able to remove a director with or without cause by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of capital stock of the Company entitled to vote in connection with the election of directors. Any director elected prior to the 2026 Annual Meeting and any director appointed to fill a vacancy of any director elected prior to the 2026 Annual Meeting may be removed from office only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the issued and outstanding shares of capital stock of the Company entitled to vote in connection with the election of directors.
This general description of the proposed changes to the Third Amended and Restated Certificate of Incorporation is qualified in its entirety by reference to the Declassification Amendment set forth in Appendix A to this Proxy Statement.
If the Declassification Amendment is approved by our stockholders, then the Declassification Amendment will become effective upon its filing with the Delaware Secretary of State. The Board has also unanimously approved certain conforming changes to the Company’s Amended and Restated Bylaws contingent upon stockholder approval of the Declassification Amendment. If the Declassification Amendment is not approved by the stockholders, then the Third Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws will remain unchanged with respect to the Declassification Amendment and the board of directors will remain classified.

Approval Required
The approval of the Declassification Amendment requires the affirmative vote of at least two-thirds of the issued and outstanding shares of common stock. Abstentions and broker non-votes will have the same effect as a vote against the proposal. Executed proxies will be voted “FOR” the approval of the proposal, unless specified otherwise.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE COMPANY’S THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

PROPOSAL 3
TO APPROVE AN AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED 2012 OMNIBUS INCENTIVE PLAN
To enable us to attract and retain diverse, highly qualified employees, on March 15, 2023, our board of directors approved, subject to stockholder approval, an amendment to the Company's Amended and Restated 2012 Omnibus Plan (the "Plan") to increase the number of shares available for grant under the Plan by 800,000 shares. No other changes were made to the Plan. A copy of the amendment to the Plan is attached as Appendix B to this Proxy Statement.
Background and Reasons for Amending the Plan
Our professionals' expertise, skills and experience and our unique company culture are our biggest differentiators, and we expect to continue to strategically invest in our workforce to enable the future success of our growth strategy. To continue to attract and retain highly qualified employees, particularly our revenue-generating managing directors and principals, and align those employees' interests with the Company and stockholders, we believe it is critical to continue to grant equity to both current and future employees.
As a professional services firm, we recognize that our managing directors and industry and capability leaders are the key drivers of growth in our business, generating revenue streams from new and existing clients and leading innovation as we identify opportunities to expand our platform of consulting, managed services and digital offerings. Our managing directors and principals also enhance our market reputation by working closely with our clients to address their most pressing challenges and ensuring high-quality delivery of our engagements. Internally, they lead the creation of our intellectual capital, recruit, engage and develop our people, and are stewards of our culture. As such, they are critical to the overall success of Huron and increasing stockholder value. We deliver approximately 35-40% of the annual bonus compensation of our industry and capability leaders and client-facing managing directors and principals in the form of equity to aid in retention and to motivate behaviors that will benefit the Company and our stockholders. We also grant to certain managing directors and industry and capability leaders performance-based share units and performance-based stock options tied to predefined financial goals of their business units. We believe that our ability to offer long-term equity incentives encourages a total compensation program that balances short-term and long-term goals, both individually and company-wide, that cannot be as effectively achieved with cash awards alone.
The Plan is the Company's primary equity incentive plan and we use the Plan to grant equity primarily to these non-executives. Specifically, over the last three years, an average of 85% of total equity granted under the Plan was awarded to our revenue-generating managing directors and industry and capability leaders, who lead each of our business units; by contrast, approximately 11% of total equity granted in the last three years was awarded to our NEOs with the remaining 4% awarded to our directors and other employees, including our corporate vice presidents. We expect to continue to grant equity primarily to non-executives, as well as expand our long-term incentive program to include principals who drive significant value for our clients and stockholders alongside our managing directors.
As of March 16, 2023, 287,879 shares of common stock remained available for grant under the Plan. With approval for the 800,000 share increase proposed and considering certain grants anticipated to be made prior to the Annual Meeting, the total number of shares available for future grant will increase to 1,086,000 shares. We estimate the increased shares available for grant will be sufficient to cover all grants to be made over the next two years.
Additional Considerations
When approving the amendment to the Plan, the board of directors considered the Plan's utilization metrics, including burn rate and overhang. The burn rate is equal to the sum of the total number of time-vested equity awards granted in a fiscal year and the total number of performance-based awards vested during a fiscal year, divided by the weighted average common stock outstanding during the year. Overhang is equal to the total number of equity awards outstanding, adjusted for performance-based awards expected to be forfeited in the subsequent year's first quarter due to not meeting specified financial metrics, plus the total number of shares available for grant under the Company’s equity plan divided by the total common stock outstanding. The Company’s three-year average burn rate for the last three fiscal years was 3.0%. The Company’s overhang as of December 31, 2022 was 8.8%. If the Plan is approved, the Company’s overhang would increase to approximately 11.8%.

The following table sets forth information regarding outstanding equity awards and shares available for future equity awards under the Plan as of March 16, 2023 (without giving effect to approval of the Plan):

As of March 16, 2023:
Stock options outstanding	251,369
Weighted average exercise price of stock options outstanding	$60.75
Weighted average remaining contractual life of stock options outstanding	6.2 years
Shares subject to outstanding restricted stock and other full value awards (unvested and unearned)	1,437,969
Shares remaining for grant under the existing Amended and Restated 2012 Omnibus Incentive Plan	287,879
Common shares issued and outstanding	19,203,562
Additionally, the board of directors considered the Company's outstanding share repurchase authorization which has historically been used, and is expected to continue to be used, to offset, in part, the dilutive impact of equity awards granted under the Plan. In the last three fiscal years, the Company has returned an aggregate of $212.0 million of capital to stockholders through the repurchase of 3.7 million shares of the Company's common stock. As of December 31, 2022, $108.9 million remains available under the current share repurchase authorization.
See below for additional information on the Plan.
Approval Required
The approval of the amendment to the Plan requires the affirmative vote of the holders of a majority of the total shares of common stock present in person, or represented by proxy, and entitled to vote on the proposal, provided that a quorum is represented at the Annual Meeting. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will not be considered shares entitled to vote with respect to approval of the proposal and will not be counted as votes for or against the proposal and will therefore have no effect on the outcome of the proposal. Executed proxies will be voted “FOR” the approval of the proposal, unless specified otherwise.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED 2012 OMNIBUS INCENTIVE PLAN.
DESCRIPTION OF THE PLAN
The summary of the material features of the Plan set forth below is qualified in its entirety by the full text of the Plan, as amended to date, included as Exhibits 10.14, 10.16 and 10.18 to the Company’s Form 10-K filed with the SEC on February 28, 2023. A copy of the amendment to the Plan is attached as Appendix B to this Proxy Statement.
There are several types of awards that may be granted under the Plan:
•stock options (including both incentive stock options (“ISOs”), within the meaning of Section 422 of the Code and nonqualified options (“NQSOs”), which are options that do not qualify as ISOs);
•stock appreciate rights ("SARs");
•full value awards, which means a grant of one or more shares of common stock or a right to receive one or more shares of common stock, subject to one or more of the conditions, restrictions and contingencies determined at the time of the award; and
•cash incentive awards.
Based on the 287,879 shares of common stock available for grant as of March 16, 2023 and considering certain grants anticipated to be made prior to the Annual Meeting, if this proposal is approved by stockholders, there would be approximately 1,086,000 shares available for issuance under the Plan as of the date of the Annual Meeting.
Shares subject to an award under the Plan that remain unissued upon the cancellation, surrender, exchange, forfeiture or termination of the award without having been exercised or settled will again become available for award under the Plan. In addition, to the extent an award under the Plan is paid or settled in cash, the number of shares of common stock with respect to which such payment or settlement is made shall again be available for grants of awards pursuant to the Plan. Any shares subject to an award under the Plan that are retained by us as payment of the exercise price of an option or to satisfy (A) all tax withholding obligations with respect to a stock option or stock appreciation right, or (B) tax withholding obligations in excess of the minimum required withholding amount with respect to a full value award, and any shares purchased by us using stock option exercise proceeds, will not again be made available for future grants under the Plan. Further, for stock-settled stock appreciation rights (to the extent they are utilized in the future), the shares subject to the award shall be counted against the plan reserve, regardless of the number of shares issued.
The Plan requires dividends and dividend equivalents (if any) on unvested awards to be held until the underlying award is vested. The Plan includes a minimum one-year vesting requirement to all equity awards with a limited carve out of 5% of the total pool to allow for exceptions, as necessary. The Plan provides a limit on awards to non-employee directors for any calendar year (along with cash retainer and meeting fees).
In addition, if a corporation acquired by (or combined with) Huron or any subsidiary has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for awards under the Plan and will not reduce the shares authorized for grant under the Plan. Any such awards may not, however, be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and may only be made to individuals who were not employees or directors of Huron or any subsidiary prior to such acquisition or combination. Notwithstanding the foregoing, such shares may not increase the number of shares available for awards of incentive stock options unless such additional share limit is approved by the stockholders in accordance with Section 422 of the Code.
The Plan is administered by the Compensation Committee. Our executive officers and Huron’s other officers, full-time employees numbering approximately 5,800 in total, and outside directors as of March 1, 2023, will be eligible to receive awards under the Plan at the discretion of the Compensation Committee. The Compensation Committee has the authority to administer the Plan and to exercise all of the powers and authorities specifically granted to it under the Plan as necessary or advisable in the administration of the Plan, including the authority to:
•grant awards;
•determine the individuals to whom, and the time or times at which, awards will be granted;
•determine the type and number of awards to be granted, the number of shares of common stock or cash or other property to which an award may relate and the terms, conditions, restrictions and performance criteria relating to any award;
•determine whether, to what extent and under what circumstances an award may be settled, cancelled, forfeited, exchanged or surrendered;
•conclusively interpret the Plan and all awards;
•prescribe, amend and rescind rules and regulations relating to the Plan;
•determine the terms and provisions of any award agreements; and
•make all other determinations deemed necessary or advisable for the operation and administration of the Plan.
Subject to the provisions of the Plan, the Compensation Committee may:
•accelerate the date on which any ISO, NQSO or SAR becomes exercisable;
•waive or amend the operation of the Plan provisions respecting exercise of an option or a SAR after termination of employment to a period no longer than 10 years from the date of grant of the award;
•accelerate the vesting date, or waive any condition imposed by the Plan, with respect to any full value award; and
•otherwise adjust any of the terms applicable to any award in a manner consistent with the terms of the Plan.
The Compensation Committee may delegate some of its authority under the Plan to one or more of our officers, to act on behalf of the Compensation Committee with respect to any matter that is the responsibility of the Compensation Committee, as described above, and to approve awards for certain other employees.
Our board of directors may suspend or terminate the Plan or revise or amend it in any respect, subject to stockholder approval where required to satisfy legal or applicable stock exchange requirements. No amendment may be made without the approval of our stockholders if such amendment would:

•materially increase the benefits accruing to a participant under the Plan;
•increase the aggregate number of shares of common stock that may be issued under the Plan;
•modify the requirements as to eligibility to participate in the Plan; or
•result in the repricing or buy-back of options where the exercise price of the option is greater than the then current fair market value of a share of common stock (that is, if it is “underwater”).
No new awards may be made under the Plan on or after February 13, 2030 or, if earlier, on or after the termination of the Plan. Awards granted before termination of the plan may extend beyond termination in accordance with their terms.
Notwithstanding the provisions of the Plan, the Compensation Committee may grant awards to persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may be necessary or desirable to foster and promote achievement of the purposes of the Plan, subject in any specific case to applicable requirements, such as stockholder approval. Specifically, the Compensation Committee may make such modifications, amendments, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which Huron operates or has employees.
Except for adjustments pursuant to the Plan or reductions of the exercise price approved by stockholders, the exercise price of any outstanding option or SAR may not be decreased after the date of grant, nor may an outstanding option or SAR granted under the Plan be surrendered to the Company as consideration for the grant of a replacement option or SAR with a lower exercise price. Except as approved by the Company’s stockholders, in no event may any option or SAR be surrendered to the Company in consideration for a cash payment if, at the time of the surrender, the option or SAR is underwater. Finally, no repricing of an option may be made without the approval of the Company’s stockholders if approval is required under the rules of any stock exchange on which the Company’s common stock is listed.
Vesting terms of any award will be specified at the time an award is made, although vesting of an award will be accelerated if a participant’s employment is terminated by Huron or its successor for reasons other than cause within 12 months of a change of control or if the Plan is terminated within 12 months of a change of control without provision for the continuation of outstanding awards. Unless otherwise determined by the Compensation Committee, if a participant is terminated for cause, all of that person’s outstanding unexercised awards will expire on the date prior to the termination. Except for awards that do not exceed 5% of the total number of shares reserved for issuance under the Plan, in no event will the required period of service for full vesting be less than one year (subject, to the extent provided by the Compensation Committee, to acceleration of vesting in the event of a participant’s death, disability, or change of control).
Under the Plan, the maximum number of shares of stock that may be granted to any participant during any calendar year period with respect to full value awards that are intended to be performance-based compensation shall not exceed 500,000 shares in the aggregate (subject to equitable adjustment as provided). The maximum number of shares of stock to which ISOs relate that may be granted to any participant under the Plan is 325,000 (subject to equitable adjustment as provided). In addition, the maximum amount payable to any person for any 12-month performance period with respect to a cash incentive award that is intended to be performance-based compensation, which we discuss in further detail in the next subsection, is $10,000,000. Finally, for any participant who is an outside director, the aggregate grant date fair value of awards granted to such individual during any calendar year, along with any regular cash retainer or meeting fees paid to such participant during such calendar year, will not exceed $1,500,000.
Performance Criteria
The exercisability or payment of awards may be based upon one or more of the following business criteria as established by the Compensation Committee:
•return on total stockholder equity;
•earnings or book value per share of Company common stock (“EPS”);
•adjusted EPS;
•net income (before or after taxes);
•earnings before all or any interest, taxes, depreciation and/or amortization (“EBIT,” “EBITA” or “EBITDA”) measured as a dollar amount or a percentage of revenue;
•adjusted EBITDA;

•return on assets, capital or investment;
•market share;
•market capitalization;
•cost reduction goals;
•levels of expense, costs or liabilities;
•department, division or business unit level performance;
•operating income;
•sales or revenues;
•stock price appreciation;
•total stockholder return (TSR);
•implementation or completion of critical projects or processes;
•days sales outstanding (DSO);
•financial coverage ratios;
•other non-GAAP financial measures; and
•any combination of the foregoing.
These business criteria may be applied to results including or excluding discontinued operations, expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, an affiliate of the Company, or a department, division or strategic business unit of the Company and/or one or more affiliates of the Company. The business criteria also may be applied to the performance of the Company and/or one or more affiliates of the Company relative to a market index, a group of other companies or a combination thereof, as determined by the Compensation Committee. The business criteria may be subject to:
•a threshold level of performance below which no payment will be made (or no vesting will occur);
•levels of performance at which specified payments will be made (or specified vesting will occur); and
•a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).
Each of the business criteria will be determined, where applicable, in accordance with generally accepted accounting principles and will be subject to certification by the Compensation Committee. The Compensation Committee has the authority to make equitable adjustments to the business criteria in recognition of:
•special, unusual or non-recurring events affecting the Company or any of its affiliates or the financial statements of the Company or any of its affiliates;
•changes in applicable laws or regulations;
•gains, losses or expenses determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles;
•asset write-downs;
•litigation, claim judgments, settlements or restatement related expenses;
•accruals for reorganization and restructuring programs;
•acquisitions or divestitures (including expenses related thereto);
•foreign exchange gains and losses;
•non-cash interest; and

•an event either not directly related to the operations of the Company or not within reasonable control of the Company’s management.
Tax Consequences
The following provides only a general description of the application of U.S. federal income tax laws to certain awards under the Plan. This discussion is intended for the information of our stockholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Plan, as the applicable tax consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply, including in the case of variations in transactions that are permitted under the Plan (such as payment of the exercise price of an option by surrender of previously acquired shares of common stock). This summary does not address in any detail the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.
We generally will be entitled to withhold any required taxes in connection with the exercise or payment of any award, and may require the participant to pay such taxes as a condition to the exercise or payment of an award. ISOs may only be granted to our employees and employees of certain of our subsidiaries.
Stock Options. ISOs and NQSOs are treated differently for federal income tax purposes. ISOs are intended to satisfy the requirements of Section 422 of the Code. NQSOs need not satisfy such requirements.
Generally, a participant is not taxed on the grant of an ISO and is not taxed on the exercise of an ISO, except as described in the next sentence and provided that the participant has been an employee of the Company and its subsidiaries (determined in accordance with Internal Revenue Code rules) from the date the ISO was granted until three months before the date of exercise. The difference between the exercise price and the fair market value of the shares on the exercise date, however, will be a preference item for purposes of the alternative minimum tax, and thus a participant could be subject to the alternative minimum tax as a result of the exercise of an ISO. If a participant holds the shares acquired upon exercise of an ISO for at least two years following the ISO grant date and at least one year following exercise, the participant recognizes capital gain (or loss, as applicable), if any, upon a subsequent disposition of such shares. The measure of the gain is the difference between the proceeds received on disposition and the participant’s basis in the shares (which generally equals the exercise price).
If a participant disposes of shares acquired pursuant to exercise of an ISO before satisfying the one-year and two-year holding periods described above, then as of the date of exercise: (i) if the proceeds received exceed the exercise price of the ISO, the participant will recognize long-term or short-term capital gain (as applicable) equal to the excess, if any, of the proceeds received over the fair market value of the shares on the date of exercise, and will recognize ordinary income equal to the excess, if any, of the lesser of the proceeds received or the fair market value of the shares on the date of exercise over the exercise price of an ISO; or (ii) if the proceeds received are less than the exercise price of the ISO, the participant will recognize a capital loss equal to the excess of the exercise price of the ISO over the proceeds received.
We are not entitled to an income tax deduction on the grant or exercise of an ISO or on the participant’s disposition of the shares after satisfying the holding period requirements described above. If the holding periods are not satisfied, we will be entitled to a deduction (subject to the limit under Section 162(m) of the Code discussed below) in the year the participant disposes of the shares in an amount equal to the ordinary income recognized by the participant.
A recipient generally will not realize any taxable income upon the grant of an NQSO. Upon exercise of an NQSO, the participant will realize ordinary income in an amount generally measured by the excess, if any, of the fair market value of the shares on the date of exercise over the stock option exercise price. We will generally be entitled to a deduction (subject to the limit under Section 162(m) of the Code) in the same amount as the ordinary income realized by the participant. Upon the sale of shares acquired upon exercise of an NQSO, the participant will realize short-term or long-term capital gain or loss, depending upon the length of time the shares are held. Such gain or loss will be measured by the difference between the sale price of the shares and the fair market value on the date of exercise.
SARs. A participant generally will not realize any taxable income upon the grant of a SAR. Upon the exercise of such right, the participant will recognize ordinary income in an amount equal to the amount of cash and/or the fair market value, at the date of such exercise, of the shares received by the participant as a result of such exercise. We will generally be entitled to a deduction (subject to the limit under Section 162(m) of the Code) in the same amount as the ordinary income realized by the participant.
Full Value Awards. If a restriction on transferability and substantial risk of forfeiture applies to shares of common stock or other property actually distributed to a participant under an award (such as, for example, a grant of restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts at the earliest time either the transferability restriction or risk of forfeiture lapses. In the usual case, we can claim a tax deduction (subject to the limit under Section 162(m) of the Code) in an amount equal to the ordinary income recognized by the participant, except as discussed below. A participant may choose to make a special filing to elect to be taxed at the time of grant of restricted stock or other property rather than upon lapse of restrictions on transferability or the risk of forfeiture, but if the participant subsequently forfeits such shares of common stock or property he or she would not be entitled to any tax deduction, including as a capital loss, for the value of shares of common stock on which he or she previously paid tax.
If no substantial risk of forfeiture applies to property distributed to a participant, the participant generally must recognize ordinary income equal to the fair market value of shares of common stock actually received.
If an award does not consist of property (such as stock units), the participant generally must recognize ordinary income for U.S. income tax purposes when the award is paid in an amount equal to the amount payable or, if the award is settled in shares of common stock, the fair market value on the date of distribution, and we would normally be entitled to a corresponding deduction (subject to the limit under Section 162(m) of the Code).
In general, under Section 162(m) of the Code, income tax deductions of publicly held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and nonqualified benefits) for certain executive officers exceeds $1.0 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any taxable year of the corporation. The exception for qualified “performance-based” compensation was eliminated by the Tax Cuts and Jobs Act of 2017 for tax years beginning on or after January 1, 2018. As a result, any new equity awards under the Plan will be subject to the $1.0 million deduction limitation.  Under the Tax Cuts and Jobs Act, the term “covered employee” now includes any individual who served as the chief executive officer or chief financial officer at any time during the taxable year and the three other most highly compensated officers for the taxable year. Once an individual becomes a covered employee, that individual will remain a covered employee for all future years, including after termination or death.

PROPOSAL 4
ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the SEC, Huron annually asks its stockholders to indicate their support for our named executive officer compensation, which includes the compensation discussion and analysis, the compensation tables and the related narrative disclosures, all as described in the section entitled “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis.”
The vote solicited by this proposal, commonly known as “Say on Pay,” is advisory in nature and will not be binding on the board of directors, the Compensation Committee or Huron. However, the board of directors and the Compensation Committee value the opinions of our stockholders, will review the voting results and, to the extent determined appropriate, take into account the outcome of the vote during future deliberations on executive compensation arrangements.
Huron believes that its executive compensation program is structured to support Huron and its business objectives. This vote is not intended to address any one specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.
The affirmative vote of the holders of a majority of the total shares of common stock, present in person or represented by proxy and entitled to vote on the proposal, is required to approve the advisory vote on the compensation arrangements of our named executive officers. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will not be considered shares entitled to vote with respect to the proposal and will not be counted as votes for or against the proposal and will therefore have no effect on the outcome of the proposal. Proxies submitted pursuant to this solicitation will be voted “FOR” the approval of the advisory vote on the compensation arrangements of our named executive officers, unless specified otherwise.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION IN THIS PROXY STATEMENT.

PROPOSAL 5
ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY STOCKHOLDER VOTE TO APPROVE THE COMPANY'S EXECUTIVE COMPENSATION
Huron also is required by the Dodd-Frank Act and the SEC to provide its stockholders, at least once every six years, with a separate non-binding advisory vote on the frequency of the “Say on Pay” vote. Stockholders may indicate their preference to vote on named executive officer compensation annually, every two years, or every three years, or they may abstain from making any election.
The resolution by the stockholders on frequency is distinct from the advisory vote on the compensation of our named executive officers. This proposal deals solely with the issue of how often a “Say on Pay” proposal should be presented to our stockholders.
In 2017, the board of directors determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for Huron. The board of directors continues to believe that having an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussion with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.
We understand that our stockholders may have different views as to what is the best approach for Huron, and we look forward to hearing from our stockholders on this matter.
The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote recommended by stockholders. Therefore, abstentions and broker non-votes will have no impact on the frequency of the advisory vote recommended by stockholders. Although the vote is non-binding, the Compensation Committee and the board of directors value the opinions of stockholders and will consider the outcome of the vote on this proposal when determining the frequency of when it will submit to stockholders a vote on executive compensation. However, because this vote is advisory and non-binding on the board of directors in any way, the board of directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency recommended by stockholders. Executed proxies will be voted "FOR" a frequency of one year, unless specified otherwise.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” A FREQUENCY OF ONE YEAR FOR FUTURE NON-BINDING STOCKHOLDER VOTES ON THE COMPENSATION OF OUR EXECUTIVE OFFICERS.

PROPOSAL 6
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PricewaterhouseCoopers LLP (“PwC”), which has been the independent registered public accounting firm for the Company since its inception, has been appointed by the Audit Committee as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending December 31, 2023. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of PwC as the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the total shares of common stock present in person or represented by proxy and entitled to vote on the proposal, provided that a quorum is represented at the Annual Meeting. Abstentions will have the same effect as a vote against ratification. Broker non-votes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification and will therefore have no effect on the outcome of this proposal. Proxies submitted pursuant to this solicitation will be voted “FOR” the ratification of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023, unless specified otherwise.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.
Representatives of PwC are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.
AUDIT AND NON-AUDIT FEES
The following table presents fees for professional audit services rendered by PwC for the audit of the Company’s annual financial statements for the years ended December 31, 2022 and December 31, 2021, and fees for other services rendered by PwC during those periods:

	2022	2021
	(in thousands)
Audit Fees	$1,675	$1,831
Audit-Related Fees	$20	$10
Tax Fees	$268	$297
All Other Fees	$10	$3
Total	$1,973	$2,141
Audit Fees—all services, including tax services, necessary to perform an audit of the consolidated financial statements of Huron; services in connection with statutory and regulatory filings or engagements, comfort letters, statutory audits, attest services and consents; and assistance with and review of documents filed with the SEC.
Audit-Related Fees—attest services that are not required by statute or regulations.
Tax Fees—tax compliance (review of original and amended tax returns, claims for refund and tax payment-planning services); tax planning; and other tax advice (assistance with tax audits and appeals, tax advice related to structural matters, and requests for rulings or technical advice from taxing authorities).
All Other Fees—any other work that is not audit, audit-related or a tax service.
The Audit Committee considers whether the provision of these services is compatible with maintaining the independence of the independent registered public accounting firm and has determined such services for fiscal 2022 and 2021 were compatible.

POLICY ON AUDIT COMMITTEE PREAPPROVAL OF AUDIT AND NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding preapproval of all audit and non-audit services provided by the independent registered public accounting firm.
The Audit Committee, on a periodic basis, determines certain services that have the general preapproval of the Audit Committee. The Audit Committee must separately preapprove any services not receiving such general preapproval. Requests for such approval must be submitted by both the independent registered public accounting firm and the CFO and must include a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence. As appropriate, the Audit Committee then preapproves the services and the related estimated fees. The Audit Committee will establish preapproved fee levels for all services to be provided by the independent registered public accounting firm. On a periodic basis, the CFO and the independent registered public accounting firm report to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.
REPORT OF THE AUDIT COMMITTEE
The primary purpose of the Audit Committee is to assist the board of directors in its general oversight of the Company’s financial reporting process. The Audit Committee conducted its oversight activities for Huron Consulting Group Inc. and subsidiaries in accordance with the duties and responsibilities outlined in the Audit Committee charter.
Huron’s management is responsible for the preparation, consistency, integrity and fair presentation of the financial statements, accounting and financial reporting principles, systems of internal control and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Huron’s independent registered public accounting firm, PwC, is responsible for performing an independent audit of Huron’s financial statements and the effectiveness of internal control over financial reporting.
The Audit Committee, with the assistance and support of Huron's management and its finance and accounting team, has fulfilled its objectives, duties and responsibilities as stipulated in the Audit Committee charter and has provided adequate and appropriate independent oversight and monitoring of Huron’s systems of internal control for the fiscal year ended December 31, 2022.
These activities included, but were not limited to, the following for the fiscal year ended December 31, 2022:
•Discussed with Huron’s internal auditors their continuing work in support of examination of internal controls and financial compliance controls.
•Reviewed and discussed with management and PwC the audited financial statements and the quarterly financial statements for the year ended December 31, 2022. Management has the primary responsibility for such financial statements.
•Discussed with PwC the matters requiring discussion under current auditing standards.
•Received the written disclosures and the letter from PwC in accordance with the applicable requirements of the Public Company Accounting Oversight board regarding PwC’s communications with the Audit Committee concerning independence.
In reliance on the Audit Committee’s review and discussions of the matters referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in Huron’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the Securities and Exchange Commission.
H. Eugene Lockhart, Chairman
Joy T. Brown
Peter K. Markell
Hugh E. Sawyer

SUBMISSION OF STOCKHOLDER PROPOSALS
In order to be included in the Company’s proxy statement relating to its next annual meeting, stockholder proposals must be received no later than December 7, 2023 by the Corporate Secretary at the Company’s principal executive offices. Pursuant to the Company’s bylaws, stockholders who intend to present an item for business at the next annual meeting (other than a proposal submitted for inclusion in the Company’s proxy materials), including stockholders who intend to solicit proxies in support of director nominees other than the Company's nominees pursuant to Rule 14a-19 under the 1934 Act, must provide notice to the Corporate Secretary no earlier than January 16, 2024 and no later than February 15, 2024. Notice of stockholder proposals must contain the information required by the Company’s bylaws. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the 1934 Act.
OTHER MATTERS
Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business that persons, other than management, intend to present at the Annual Meeting. Should any other matters requiring a vote of the stockholders arise, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.
The Company will bear the cost of soliciting proxies. In addition, to the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s shares. The Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the common stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

By Order of the Board of Directors

Ernest W. Torain, Jr.
Executive Vice President, General Counsel and Corporate Secretary
Chicago, Illinois April 5, 2023

APPENDIX A
HURON CONSULTING GROUP INC.'S AMENDMENT TO THE THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
CERTIFICATE OF AMENDMENT
TO THE THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
HURON CONSULTING GROUP INC.
Huron Consulting Group Inc. (the “Corporation”), a corporation organized and existing under the laws and by virtue of the General Corporation Law of the State of Delaware (the “GCL”),
DOES, HEREBY CERTIFY:
1.This Certificate of Amendment (the “Certificate of Amendment”) amends the Third Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate of Incorporation”) filed with the Secretary of State of the State of Delaware on October 12, 2004, and has been duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation in accordance with Section 242 of the GCL.
2.Article V of the Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:
“ARTICLE V
Board of Directors
The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
a.The business and affairs of the Corporation shall be managed by or under the direction of the Board.
b.The number of directors of the Corporation shall be fixed from time to time in the manner provided in the Bylaws.
c.Until the conclusion of the Corporation’s 2026 annual meeting of stockholders (the “2026 Annual Meeting”), the directors shall be divided into three classes, designated Class I, Class II and Class III. Each person elected as a director of the Corporation at or after the annual meeting of stockholders that is held in calendar year 2024 (the “2024 Annual Meeting”), whether to succeed a person whose term of office as a director has expired or to fill any vacancy, shall be elected for a term expiring at the next annual meeting of stockholders. Each director elected prior to the 2024 Annual Meeting shall continue to serve as a director for the term for which he or she was elected. In each case, each director shall hold office until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal from office. Commencing with the election of directors at the 2026 Annual Meeting, the Board shall no longer be classified, and all of the directors shall be elected annually and shall hold office until the next annual meeting of stockholders, and until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.
d.Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board that results from an increase in the number of directors may be filled by a majority of the Board then in office, provided that a quorum is present, and any other vacancy occurring on the Board may be filled by a majority of the Board then in office, even if less than a quorum, or by a sole remaining director. Any director appointed to fill a vacancy shall hold office for a term expiring at the next annual meeting of stockholders; provided, however, any director appointed to fill a vacancy of any director elected prior to the 2026 Annual Meeting shall have the same remaining term as that of his or her predecessor. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any director or the entire Board may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote in connection with the election of directors; provided, however, any director elected prior to the 2026 Annual Meeting and any director appointed to fill a vacancy of any director elected prior to the 2026 Annual Meeting may be removed from office only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote in connection with the election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Third Amended and Restated Certificate of Incorporation applicable thereto.
e.In addition to the powers and authority hereinabove or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Third Amended and Restated Certificate of Incorporation, and any by-laws adopted by the stockholders; provided, however, that no by-laws hereafter adopted by the stockholders shall invalidate any prior act of the directors that would have been valid if such by-laws had not been adopted.”
3.Except as amended hereby, all other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.
* * * *

IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed by the officer below this [•] day of [•], 2023.
By:
Name: [•]
Title: [•]

APPENDIX B
AMENDMENT TO THE HURON CONSULTING GROUP INC. AMENDED AND RESTATED 2012 OMNIBUS INCENTIVE PLAN
THIS AMENDMENT (this “Amendment”) to the Huron Consulting Group Inc. Amended and Restated 2012 Omnibus Incentive Plan, as amended from time to time, (the “Plan”) is adopted by the Board of Directors (the “Board”) of Huron Consulting Group Inc., a Delaware corporation (the “Company”), on March 15, 2023, effective as of the date of the Company’s Annual Meeting of Stockholders that occurs in 2023, provided that it is approved by the Company’s stockholders on that date (the “Amendment Date”). Any capitalized terms used and not defined herein shall have the meanings set forth in the Plan.
WHEREAS, pursuant to Section 16 of the Plan, the Board may at any time revise or amend the Plan, provided that no amendment to the Plan will be made without the approval of the Company’s stockholders if such amendment would increase the aggregate number of shares of Common Stock that may be issued under the Plan; and
WHEREAS, the Board has determined to amend the Plan in the manner set forth below, subject to approval by the stockholders.
NOW, THEREFORE, the Plan is hereby amended as follows, subject to approval by the stockholders:
1.The first sentence of Section 4(b) of the Plan is hereby amended and restated in its entirety as follows:
“Shares Available for Awards. Subject to the terms and conditions of the Plan, the number of shares of Common Stock reserved for issuance under the Plan shall be 5,356,204 shares (comprised of: (i) the 1,398,204 shares of Common Stock authorized under the Plan as originally adopted, (ii) an additional 850,000 shares of Common Stock authorized in the amendment and restatement of the Plan effective May 2, 2014, (iii) an additional 804,000 shares of Common Stock authorized in the amendment and restatement of the Plan effective May 1, 2017, (iv) an additional 600,000 shares of Common Stock authorized in the amendment of the Plan effective May 3, 2019, (v) an additional 270,000 shares of Common Stock authorized in the amendment of the Plan effective May 8, 2020, (vi) an additional 634,000 shares of Common Stock authorized in the amendment of the Plan effective May 7, 2021, and (vii) an additional 800,000 shares of Common Stock authorized in the amendment of the Plan effective May 15, 2023, subject to adjustment as provided herein.)”
2.This Amendment shall be and, as of the Amendment Date, is hereby incorporated in and forms a part of the Plan.
3.This Amendment and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without reference to its principles of conflicts of law.
4.Except as amended above, the Plan shall remain in full force and effect.

HURON CONSULTING GROUP INC.
550 W. VAN BUREN STREET, 17TH FLOOR
CHICAGO, IL 60607

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 14, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/HURN2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 14, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V02781-P83191 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

HURON CONSULTING GROUP INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect to the board of directors the four persons nominated by the board of directors to serve as Class I Directors.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) James H. Roth
02) C. Mark Hussey
03) H. Eugene Lockhart
04) Joy T. Brown

The Board of Directors recommends you vote FOR Proposals 2, 3, 4, 6 and every 1 YR for Proposal 5.

	1 Year	2 Years	3 Years	Abstain
5. An advisory vote on the Frequency of the Advisory Stockholder Vote to Approve the Company's Executive Compensation;	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com

V02782-P83191

HURON CONSULTING GROUP INC.
Annual Meeting of Stockholders
May 15, 2023 2:00 PM CT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) C. Mark Hussey and Ernest W. Torain, Jr., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of HURON CONSULTING GROUP INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM, CT on May 15, 2023, in a virtual meeting format via live audio webcast at www.virtualshareholdermeeting.com/HURN2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side